Exhibit 10.33

Dated 31 May 2005 as amended by the First Amending Deed on 26 August 2005, the Second Amending Deed on 30 September 2005, the Third Amending Deed on 30 November 2005, the Fourth Amending Deed on 23 March 2006, and as amended and restated on 30 May 2006

(1)	CAPMARK AB NO. 2 LIMITED as Borrower

(2)	THE FINANCIAL INSTITUTION listed within as Original Lender

(3)	CAPMARK FINANCIAL GROUP INC. as Guarantor

(4)	IXIS CORPORATE & INVESTMENT BANK, LONDON BRANCH as Agent

(5)	THE BANK OF NEW YORK as Security Trustee

REVOLVING CREDIT AGREEMENT RELATING TO A £500,000,000 REVOLVING LOAN FACILITY

Ref.: PASAL/SCEH/SAC/637730.11
S1009.00453

ii

THIS AGREEMENT is dated 31 May 2005 as amended by the First Amending Deed on 26 August 2005, the Second Amending Deed on 30 September 2005, the Third Amending Deed on 30 November 2005, the Fourth Amending Deed on 23 March 2006, and as amended and restated on 30 May 2006 (this “Agreement”), and made between:

(1)

CAPMARK AB NO. 2 LIMITED (formerly known as GMACCM Asset-Backed No. 2 limited) a company incorporated in Ireland (registered number 400239) whose principal office is at Commerzbank House, 35-50, Guild Street, Dublin 1, Ireland (the “Borrower”);

(2)	THE FINANCIAL INSTITUTION listed in schedule 1 (The Original Lender) as a Lender (the “Original Lender”);
(3)	CAPMARK FINANCIAL GROUP INC. (formerly known as GMAC Commercial Holding Corp.) a company incorporated in Nevada whose principal office is at 200 Witmer Road, Horsham PA, 19044 USA (the “Guarantor”);

(4)

IXIS CORPORATE & INVESTMENT BANK a company incorporated in France acting through its London Branch at 25 Dowgate Hill, London EC4R 2YA in its capacity as agent for the Lenders (in that capacity, the “Agent”); and

(5)

THE BANK OF NEW YORK a New York Banking Corporation acting through its London Branch at One Canada Square, London E14 5AL as security trustee for itself and on behalf of the other Secured Parties (the “Security Trustee”).

WHEREAS:

(A)

The Borrower, the Original Lender, the Guarantor, the Agent and the Security Trustee are parties to the revolving credit agreement dated 31 May 2005 in an initial amount of £300,000,000, as subsequently increased to £500,000,000, as amended by an amending deed on 26 August 2005 (the “First Amending Deed”), a second amending deed on 30 September 2005 (the “Second Amending Deed”), a third amending deed on 30 November 2005 (the “Third Amending Deed”), and a fourth amending deed on 23 March 2006 (the “Fourth Amending Deed”), together, the “Original Facility Agreement”.

(B)

The Borrower, the Original Lender, the Guarantor, the Agent and the Security Trustee have agreed on and from the Effective Date to amend and restate the Original Facility Agreement to permit, among other things, the financing of Secured Property Loans relating to German Property, and have agreed that the Original Facility Agreement shall be referred to in such amended and restated form as this Agreement.

IT IS AGREED THAT:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means Wachovia Bank NA acting through its London branch at 1 Plantation Place, 30 Fenchurch Street, London EC3M 3BD or such other bank as the Borrower may designate as the Account Bank with the prior written approval of the Agent.

“Act of Insolvency” means with respect to any person:

(a)	that person is unable to or admits inability to pay its debts as they fall due;

(b)

that person suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness or that person, by reason of financial difficulties, enters into an agreement with its creditors generally with a view to the readjustment or rescheduling of any of its indebtedness or makes any composition, assignment or other arrangement with its creditors generally;

(c)

a meeting of that person is convened for the purpose of considering any resolution for (or to petition for) its winding-up, bankruptcy, court protection or administration or any such resolution is passed;

(d)

any other step (including petition, proposal or convening a meeting) is taken with a view to the court protection, rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of that person or any other insolvency proceedings involving that person, which step:

	(i)	is consented to, or not timely contested, by that person;

	(ii)	is not discharged or withdrawn within 60 days; or

	(iii)	results in the entry of an order for relief, an appointment referred to in paragraph (e) of this definition, the issuance of a protective decree or the entry of any order having similar effect;

(e)

any liquidator, examiner, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of that person or any substantial part of its assets;

(f)

any steps are taken to hold that person liable for the whole or any part of the debts of a Related Company or any contribution order is made under the Irish Companies Acts (including s140 Irish Companies Act 1990) or any analogous legislation with respect to that person or any notice is received by any third party in relation to that person under s1002 Irish Taxes Consolidation Act, 1997 or any analogous legislation, which step, order or notice:

	(i)	is consented to, or not timely contested, by that person; or

	(ii)	is not satisfied, discharged or withdrawn within 60 days;

(g)

the directors of that person request the appointment of a liquidator, examiner, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like;

(h)	any steps are taken to enforce any Security over any material part of the assets of that person; or

(i)

any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the assets of that person, or shall have taken any action to displace the management of that person or to curtail its authority in the conduct of the business of that person.

“Administration Agreement” means the management and agency services agreement dated 31 May 2005 between (1) the Bank and (2) the Borrower.

“Advance Amount” means, in respect of a Relevant Secured Property Loan, the principal amount outstanding under such Secured Property Loan on the relevant Utilisation Date.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” on any day means the Agent’s spot rate of exchange for the purchase of Euro with Sterling in the London foreign exchange market at or about 11 a.m. on that day.

“Aggregate Secured Property Loan Value” means, at any time, the aggregate of the Secured Property Loan Value at that time of the then outstanding Relevant Secured Property Loans.

“Agreed Terms” means the terms agreed between the Borrower, the Agent and the Security Trustee.

“Amortisation Period” means the period from and excluding the final day of the Availability Period to and including the day nine months after that (or, if that is not a Business Day, the immediately following Business Day).

“Approved Lawyer” shall mean any of those firms of lawyers listed in schedule 13 (List of Approved Lawyers and Approved Valuers) or as approved and acceptable to the Agent.

“Approved Valuer” shall mean any of those firms of valuers listed in schedule 13 (List of Approved Lawyers and Approved Valuers) or as approved and acceptable to the Agent.

“Assignment Deed” in relation to a Secured Property Loan acquired or to be acquired by the Borrower means the deed or other document pursuant to which it is or is to be transferred to the Borrower.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, notification or registration.

“Availability Period” means, unless extended pursuant to clause 2.2 (Extension of the Availability Period), the period from and including the Effective Date to and excluding the date falling twelve months after the date of this Agreement (or, if that is not a Business Day, the immediately preceding Business Day).

“Available Commitment” means, at any time in relation to the Facility and a Lender, that Lender’s Commitment under the Facility at that time, minus:

(a) the Sterling Amount of its participation in any outstanding Loans under the Facility; and

(b) in relation to a proposed Utilisation, the Sterling Amount of its participation in any Loans that are due to be made under the Facility on or before the proposed Utilisation Date;

but adding back

(c) the Sterling Amount of its participation in any Loan if and to the extent that it is due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate from time to time of the Available Commitments of the Lenders.

“Bank” means Capmark Bank Europe p.l.c.

“Base Aggregate Secured Property Loan Value” means, at any time, the aggregate of the Secured Property Loan Values of the outstanding Relevant Secured Property Loans immediately following the then most recent Utilisation, less the aggregate of any prepayments made since that Utilisation.

“Borrower Accounts” means the Borrower Euro Account and the Borrower Sterling Account.

“Borrower Euro Account” means the account of the Borrower with the Account Bank numbered 05990166, or such other account as the Borrower may designate as the Borrower Euro Account with the prior consent of the Agent and the Security Trustee.

“Borrower Sterling Account” means the account of the Borrower with the Account Bank numbered 05990036, or such other account as the Borrower may designate as the Borrower Sterling Account with the prior written consent of the Agent and the Security Trustee.

“Borrower Accounts Agreement” means the account agreement dated 31 May 2005, as amended and restated on 30 May 2006, between the Borrower, the Account Bank, the Servicer and the Security Trustee relating to the Borrower Accounts and the CSA Account.

“Break Costs” means the amount (if any) by which:

(a)

the interest which the relevant Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market or the European interbank market (as applicable) for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Building Insurance Policy” means a building insurance policy taken out by the relevant Secured Property Loan Borrower with respect to a Property.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Dublin, and (in relation to any date for payment or purchase of Euro) any TARGET Day.

“Capmark Credit Paper” means, in respect of each proposed Secured Property Loan, the relevant credit paper, in form and substance satisfactory to the Agent, prepared by or on behalf of the Borrower and provided to the Agent for the purposes of the Lenders’ internal credit committees.

“Certificate of/Report on/Confirmation of Title” means a certificate of or, as the case may be, report on title or any other form of confirmation of title given by an Approved Lawyer or, in the case of Secured Property Loans relating to German Property, the relevant notary, in respect of a Property, being a Secured Property Loan Standard Document.

“Closing Date” means, in respect of a Secured Property Loan or, as the case may be, a Non-approved Secured Property Loan the date on which that Secured Property Loan or, as the case may be, a Non-approved Secured Property Loan is or is to be made or acquired by the Borrower.

“Collateral Agreement(s)” means, in relation to a Secured Property Loan, the deed creating the charge by way of legal mortgage in the case of Secured Property Loans relating to English and Welsh Property, the land charge (grundschuld) in the case of Secured Property Loans relating to German Property, or Non-standard Security in the case of Scottish Secured Property Loans, over the relevant Property, and any deed or agreement of variation or other deed or agreement supplemental to that deed or agreement and includes, where the context permits, the Security (which for the avoidance of doubt will comprise Collateral Security) created by any of those deeds or agreements.

“Collateral Security” means, in relation to any Secured Property Loan, the Security granted by the relevant Secured Property Loan Borrower pursuant to the relevant Collateral Agreement(s), together with any associated rights and Security (including, for the avoidance of doubt, all right, title, interest and benefit in and under the Secured Property Loan and its Collateral Security, including any guarantee, the Insurance Policies insofar as they relate to the Secured Property Loan and any other assignment, assignation, notification, deposit, pledge, lien or other Security which may be effected in connection with the securing of the relevant Secured Property Loan or any other agreement or arrangement having a similar effect (together with any legal opinions addressed to the Borrower in relation to the relevant Secured Property Loan and its Collateral Security)).

“Commitment” means:

(a)

in relation to the Original Lender, the amount set opposite its name under the heading “Commitment” in schedule 1 (The Original Lender), or the equivalent Sterling Amount in Euro, and the amount of any other Commitment transferred to it under this Agreement; and

(g) in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“CSA Account” means the account of the Borrower opened or to be opened with the Account Bank for the purpose of holding collateral posted by the Swap Counterparty pursuant to the credit support annex which forms part of the Master Swap Agreement, or such other account as the Borrower may designate as the CSA Account with the prior written consent of the Agent and the Security Trustee.

“Debenture” means the debenture dated 31 May 2005, as amended and restated on 30 May 2006 between, among others, the Borrower and the Security Trustee.

“Default” means an Event of Default or Potential Event of Default.

“Effective Date” means 30 May 2006.

“Encumbrance” means any mortgage or sub-mortgage, standard security, land charge (grundschuld), fixed or floating charge or sub-charge, pledge, lien or assignment or assignation by way of security or subject to a proviso for redemption, retention of title or other security interest of any kind and any agreement or arrangement having substantially the same economic or financial effect as any of the foregoing (including any “hold back” or “flawed asset” arrangement).

“Enforcement Notice” means a notice given by the Agent pursuant to clause 19.15 (Acceleration).

“ERV” means the estimated rental value of a Property as defined in the then current Royal Institution of Chartered Surveyors Appraisal and Valuation Manual or as established for German Property in accordance with Section 16 Mortgage Bond Act (Pfandbriefgesetz) dated 22 May 2005 and related regulations (or their successor from time to time) provided that where it relates to future rental values it shall be based on the assumptions outlined in the relevant Secured Property Loan Actual Documentation.

“EURIBOR” means, in relation to any Loan in Euro and an Interest Period:

(a) the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market,

(c) at or about 11 a.m. on the Quotation Date for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“Euro” means the common currency adopted by the Participating Member States.

“Event of Default” means any event or circumstance specified as such in clause 19 (Events of Default).

“Facility” means the revolving loan facility made available under this Agreement as described in clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 10 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means the fee letter dated on or about 31 May 2005, sent by the Security Trustee to the Borrower.

“Finance Document” means this Agreement, any Transfer Certificate, the Administration Agreement, any Assignment Deed, the Borrower Accounts Agreement, the Fee Letter, the Guarantee, the Guarantor’s Counter Indemnity, the Master Swap Agreement, any Security Document, the Servicing Agreement, the Relevant Secured Property Loan Subordinated Loan Agreement, the Non-approved Secured Property Loan Interim Funding Agreements, the Non-approved Secured Property Debenture, the German Security Documents, the amending deeds to this Agreement or any other Finance Document, and any other document designated as a Finance Document by the Agent and the Borrower.

“Finance Party” means the Agent, the Security Trustee or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable when the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or raising of money;

(h)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(i)	shares which are expressed to be redeemable;

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Fitch Ratings” means the statistical ratings business carried on by Fitch Ratings Limited and its Affiliates.

“GAAP” in relation to any company means generally accepted accounting principles, standards and practices in its jurisdiction of incorporation.

“German Security Documents” means the Master Security Assignment Agreement and the Security Trust Agreement and any amendment agreements thereunder.

“Group” means (a) the Borrower; (b) the Bank; (c) the Swap Counterparty; (d) the Servicer (for so long as it is an Affiliate of the Guarantor); (e) the Guarantor; (f) Capmark Holdings Ireland Limited; and (g) any Interim Funder (for so long as it is an Interim Funder) which is not otherwise a member of the Group.

“Guarantee” means the guarantee dated 31 May 2005, granted by (1) the Guarantor in favour of (2) the Finance Parties.

“Guarantor’s Counter Indemnity” means the counter indemnity dated 31 May 2005, granted by (1) the Borrower in favour of (2) the Guarantor.

“Hedging Arrangements” means any interest rate swap, cap or other arrangement entered into by the Borrower with the Swap Counterparty for the hedging or fixing of the interest which is intended to facilitate the offering by the Borrower to a Secured Property Loan Borrower of a fixed rate of interest, each of which is to be governed by the Master Swap Agreement.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“ICR Stress Test” means the interest coverage ratio (ICR) of the Secured Property Loan must be greater than 1.3, where:

ICR=	Net Rental Income
Hedged portion x (swap (or cap) rate + margin) + unhedged portion x (base rate + margin)

where the base rate is 2 times the higher of (i) the swap (or cap) rate and (ii) 3 month LIBOR or, as the case may be, EURIBOR at the time of the funding of the Secured Property Loan.

“Initial Secured Property Loan Package” means the information, documents and other evidence listed in schedule 6 (Initial Secured Property Loan Package) in relation to each Secured Property Loan or as otherwise agreed between the Borrower and the Agent.

“Insurance Policies” means, in respect of a Secured Property Loan or a Property, any relevant Buildings Insurance Policy and any other relevant additional or replacement insurance contracts from time to time which relate to the Secured Property Loan or the Property.

“Interest Payment Date” means, in relation to each Loan, the final day of an Interest Period in relation to that Loan.

“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).

“Interim Funder” means Capmark Bank Europe p.l.c. or Capmark Finance Inc. or (with the agreement of the Agent) any other Affiliate of the Borrower who provides interim funding to the Borrower for the making or acquisition of a Non-approved Secured Property Loan together the “Interim Funders”.

“Intra-Month Prepayment Loan” has the meaning given to it in clause 9.2 (Intra-Month Prepayment Loans).

“Investment Grade Tenant” means:

(a)	any tenant whose long term unsecured debt is rated at least BBB-/Baa3/BBB- by S&P, Moody’s and/or Fitch Ratings (an “Investment Grade Entity”); or

(b)	a government or local government body; or

(c)	a significant subsidiary of an investment grade entity; or

(d)	a tenant with:

(i)	a minimum tangible net worth of £75,000,000 (or €115,000,000); and

(ii)

a rating as assessed by, respectively, The Dun & Bradstreet Corp. for UK tenants, Bürgel Wirthschaftsinformationen GmbH & Co. KG. for German tenants and any other equivalent institution for other jurisdictions which is, respectively, at least 5A1 with regard to The Dun & Bradstreet Corp. for UK tenants, below 2.0 with regard to Bürgel Wirthschaftsinformationen GmbH & Co. KG. for German tenants or any other comparable rating for other jurisdictions; and

(iii)	financial statements which are provided, and are in an acceptable form, to the Agent.

“Irish Companies Acts” means the Irish Companies Acts 1963 to 2003.

“Lease” means any present or future lease, underlease, sub-lease, licence, tenancy or right to occupy and any agreement for the grant of any foregoing.

“Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 20 (Changes to the Lenders),

provided that any Lender which transfers all of its Commitment in accordance with clause 20 (Changes to the Lenders) shall cease to be a “Lender”.

“LIBOR” means, in relation to any Loan in Sterling and Interest Period:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for Sterling for the Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, at or about 11 a.m. on the Quotation Date for the offering of deposits in Sterling and for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility or the amount of principal outstanding from time to time of the loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been cancelled, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the cancellation).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with schedule 4 (Mandatory Cost formulae).

“Margin” means, in respect of each Loan for each Interest Period:

(a)	which commences during the Availability Period, 0.6 per cent. per annum; or

(b)	which commences during the Amortisation Period, 1.00 per cent. per annum.

“Master Security Assignment Agreement” means the master security assignment agreement dated 30 May 2006 between, amongst others, the Borrower and the Security Trustee.

“Master Swap Agreement” means the 1992 ISDA master agreement (multi-currency cross border) and the schedule and credit support annex relating to it each dated on or about 31 May 2005, between the Borrower and the Swap Counterparty, together with any related Hedging Arrangements and any related confirmations.

“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                  if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last month of any period.

“Monthly Report” has the meaning given to it in the Servicing Agreement.

“Monthly Settlement Date” means the 5th of each calendar month (or if that is not a Business Day, the following Business Day).

“Monthly Settlement Period” means a period starting on one Monthly Settlement Date and ending on the next one.

“Moody’s” means Moody’s Investors Service Limited.

“Net Rental Income” means, in relation to a Property, the Rental Income in respect of that Property after deducting the following in relation to that Property:

(a)                                 any sum paid by a tenant of the Property by way of reimbursement of Service Charge Expenses;

(b)                                any sum paid by a tenant of the Property for a breach of covenant under its Occupational Lease to, or for expenses incurred by or on behalf of, the relevant Secured Property Loan Borrower where such amount is applied by that Secured Property Loan Borrower in remedying such breach or discharging such expenses;

(c)                                 any contribution to a sinking fund paid by a tenant of the Property under its Occupational Lease;

(d)                                any contribution paid by a tenant of the Property to ground rent due under any Lease out of which the relevant Secured Property Loan Borrower derives its interest in that Property; and

(e)                                 any VAT on Rental Income or any sum mentioned above.

“Non-approved Secured Property Loan” means at any time a Secured Property Loan made or acquired by the Borrower which has not yet been approved for refinancing by the Lenders or which the Lenders refuse to refinance.

“Non-approved Secured Property Loan Assets” means

(a)                                 the Non-approved Secured Property Loans;

(b)                                the Collateral Security for the Non-approved Secured Property Loans; and

(c)                                 any other assets of the Borrower insofar as they relate to the Non-approved Secured Property Loans.

“Non-approved Secured Property Loan Actual Documentation” means, in relation to a Non-approved Secured Property Loan, a set of documents comprising each type of document listed in schedule 7 (Secured Property Loan Actual Documentation) in the form used, or proposed to be used, in respect of that Non-approved Secured Property Loan, except for any type of document which is inapplicable in the case of that Non-approved Secured Property Loan.

“Non-approved Secured Property Loan Agreement” means, in respect of any Non-approved Secured Property Loan, the relevant loan facility or equivalent agreement with the relevant Non-approved Secured Property Loan Borrower.

“Non-approved Secured Property Loan Borrower” means, in relation to a Non-approved Secured Property Loan, any person to whom it is lent or which otherwise has the primary obligation to repay it, together with any chargors under the relevant Collateral Agreement(s) (to the extent that Security in respect of such Non-approved Secured Property Loan is being provided by a third party) and any other person from time to time assuming the obligations of the Non-approved Secured Property Loan Borrower under the relevant Non-approved Secured Property Loan Agreement to repay that Non-approved Secured Property Loan or any part of it.

“Non-approved Secured Property Loan Debenture” means a debenture entered into on 13 February 2006, as amended and restated on or about 30 May 2006 between (1) the Borrower and (2) the Interim Funder.

“Non-approved Secured Property Loan Eligibility Criteria” means the lending guidelines and criteria in the form approved by the Agent for the origination of the Non-approved Secured Property Loans and set out in schedule 11 (Non-approved Secured Property Loan Eligibility Criteria), as amended with the prior consent of the Agent.

“Non-approved Secured Property Loan Irish Interim Funding Agreement” means an interim funding agreement entered into on 13 February 2006, as amended and restated on 30 May 2006 between (1) the Borrower, (2) Capmark Bank Europe p.l.c., (3) the Agent and (4) the Security Trustee.

“Non-approved Secured Property Loan Security Trustee” means, in respect of any Non-approved Secured Property Loan, the “Security Trustee” as that term or any equivalent term is defined or used in the relevant Non-approved Secured Property Loan Agreement.

“Non-approved Secured Property Loan US Interim Funding Agreement” means an interim funding agreement entered into on 13 February 2006, as amended and restated on 30 May 2006 between (1) the Borrower, (2) Capmark Finance Inc., (3) the Agent and (4) the Security Trustee.

“Non-approved Secured Property Loan Interim Funding Agreements” means the Non-approved Secured Property Loan Irish Interim Funding Agreement and/or the Non-approved Secured Property Loan US Interim Funding Agreement.

“Non-standard Scottish Secured Property Loan” means a Scottish Secured Property Loan (other than a Standard Scottish Secured Property Loan).

“Non-standard Security” means a standard security in terms of the Conveyancing and Feudal Reform (Scotland) Act 1970.

“Occupational Lease” means any Lease to which a Property is subject from time to time.

“Participating Member States” means the member states of the European Communities which adopt or have adopted a common currency in accordance with the legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Potential Event of Default” means any event or circumstances which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Principal Receipts” has the meaning given to it in the Debenture.

“Property” means, in relation to a Secured Property Loan, the secured, mortgaged or charged freehold, heritable or leasehold Property or properties in respect of which the Secured Property Loan was made and where the context admits any reference to the Property includes all or any part of that Property or, as the case may be, each of those properties.

“Quotation Date” means, in relation to any Interest Period:

(a)                                 if the currency is Sterling, the first Business Day of that Interest Period; or

(b)                                if the currency is Euro, two TARGET Days before the first day of that Interest Period.

“Reference Banks” means, for LIBOR the principal London offices of Barclays Bank PLC, HSBC Bank plc, Lloyds TSB Bank plc and The Royal Bank of Scotland plc and, for EURIBOR, such leading banks as the Agent may appoint in consultation with the

Borrower or (in either case) such other banks as may be appointed by the Agent in consultation with the Borrower.

“Registers of Scotland” means the Land Register of Scotland and/or the General Register of Sasines.

“Related Company” in relation to a company means a company which is a related company of it within the meaning of s4(5) Irish Companies (Amendment) Act, 1990.

“Relevant Advance Percentage” has the meaning given to it in clause 5.3(b) (Currency and amount) and in relation to a Secured Property Loan has the meaning given to it in schedule 12 (Relevant Advance Percentages) provided that if a Secured Property Loan remains outstanding for more than nine months from the relevant Utilisation Date, the Relevant Advance Percentage shall be the applicable rate divided by two.

“Relevant Secured Property Loan” means at any time a Secured Property Loan which is not at that time a Non-approved Secured Property Loan and “Relevant Secured Property Loans” means all of them.

“Relevant Secured Property Loan Asset” means:

(a)                                 a Relevant Secured Property Loan;

(b)                                the Collateral Security for a Relevant Secured Property Loan; or

(c)                                 any other assets of the Borrower insofar as they relate to a Relevant Secured Property Loan.

“Relevant Secured Property Loan Subordinated Loan Agreement” means the subordinated loan agreement dated 31 May 2005, as amended and restated on 30 May 2006 between (1) the Borrower, (2) the Subordinated Lender, (3) the Agent and (4) the Security Trustee pursuant to which the Subordinated Lender will provide funding for the balance (after taking into account the funding provided under this Agreement) of the funding for the making or acquisition of each Relevant Secured Property Loan.

“Rental Income” means all sums paid or payable to or for the benefit of a Secured Property Loan Borrower arising from the letting, use or occupation of any Property, including (but without double counting):

(a)                                 rents, licence fees and equivalent sums reserved or made payable;

(b)                                sums received from any deposit held as security for performance of any tenant’s obligations;

(c)                                 proceeds of insurance in respect of loss of rent;

(d)                                receipts from or the value of consideration given for the surrender or variation of any letting;

(e)                                 sums paid by way of reimbursement of Service Charge Expenses;

(f)                                   sums paid for a breach of covenant or obligation under any Lease in relation to a Property and for expenses incurred in relation to any such breach;

(g)                                any contribution to a sinking fund paid by an occupational tenant;

(h)                                any contribution by an occupational tenant of the Property to ground rent due under any Lease out of which a Secured Property Loan Borrower derives its interest in that Property;

(i)                                    any payment from a guarantor or other surety in respect of any of the items listed in this definition;

(j)                                    interest, damages or compensation in respect of any of the items in this definition; and

(k)                                 any VAT on any sum mentioned in this definition.

“Repeating Representations” means:

(a)                                 in the case of the Borrower (in respect of itself) and the Guarantor (in respect of the Borrower), each of the representations set out in clauses 16.1 (Status) to 16.6 (Governing law and enforcement), 16.9(b) (No Default), 16.10(b) (Written information) (in relation to Information not previously warranted pursuant to that clause 16.10(b)) and 16.10(c) (Written information), clauses 16.11 (Financial statements) to 16.20 (Know your customer) (other than clause 16.17 (Registration requirements) and, for the purposes of clause 4.3(b) (Further conditions precedent) only, clauses 16.7 (Deduction of Tax) and 16.9(b) (No Default); and

(b)                                in the case of the Guarantor (in respect of itself), each of the representations set out in clauses 16.1 (Status) to 16.6 (Governing law and enforcement), 16.13 (Proceedings and judgments) and 16.18 (No immunity from suit) and, for the purposes of clause 4.3(b) (Further conditions precedent) only, clause 16.7 (Deduction of Tax).

“S&P” means Standard & Poor’s, a division of McGraw-Hill Companies, Inc.

“Scottish Secured Property Loan” means a Secured Property Loan secured by Non-standard Security over a Property situated in Scotland.

“Screen Rate” means:

(a)                                 in relation to LIBOR, the British Bankers Association Interest Settlement Rate for Sterling for the relevant period; and

(b)                                in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Secured Assets” has the meaning given to it in the Debenture or, as the case may be, the Master Security Trust Agreement.

“Secured Liabilities” has the meaning given to it in the Debenture or, as the case may be, the Master Security Trust Agreement.

“Secured Parties” means the Finance Parties, the Guarantor, the Subordinated Lender, the Servicer, the Special Servicer, and the Swap Counterparty.

“Secured Property Loan” means a secured commercial loan or other form of commercial financial accommodation made or acquired, or to be made or acquired, by the Borrower, the making or acquisition of which by the Borrower is, or is proposed by the Borrower to be, funded or refinanced pursuant to this Agreement and the “Secured Property Loans” means all of them.

“Secured Property Loan Actual Documentation” means, in relation to a Secured Property Loan, a set of documents comprising each type of document listed in schedule 7 (Secured Property Loan Actual Documentation) in the form used, or proposed to be used, in respect of that Secured Property Loan, except for any type of document which is inapplicable in the case of that Secured Property Loan.

“Secured Property Loan Agreement” means, in respect of any Secured Property Loan, the relevant loan facility or equivalent agreement with the relevant Secured Property Loan Borrower.

“Secured Property Loan Borrower” means, in relation to a Secured Property Loan, any person to whom it is lent or which otherwise has the primary obligation to repay it, together with any chargors under the relevant Collateral Agreement(s) (to the extent that Security in respect of such Secured Property Loan is being provided by a third party) and any other person from time to time assuming the obligations of the Secured Property Loan Borrower under the relevant Secured Property Loan Agreement to repay that Secured Property Loan or any part of it.

“Secured Property Loan Eligibility Criteria” means the lending guidelines and criteria in the form approved by the Agent for the origination of Secured Property Loans and set out in schedule 10 (Secured Property Loan Eligibility Criteria), as amended with the prior consent of the Agent.

“Secured Property Loan Information” means the information report in the form approved by the Agent to be provided by the Borrower in accordance with the provisions of clauses 17.3 (Relevant Secured Property Loans) and 17.5 (Non-approved Secured Property Loans) and set out in schedule 8 (Secured Property Loan Information), as amended with the prior consent of the Agent.

“Secured Property Loan Security Trust” means, in respect of any Secured Property Loan, the trust or other arrangements pursuant to which the relevant Collateral Agreement or Non-standard Security (and any other relevant Collateral Security) is held on trust or otherwise by the relevant Secured Property Loan Security Trustee.

“Secured Property Loan Security Trustee” means, in respect of any Secured Property Loan, the “Security Trustee” as that term or any equivalent term is defined or used in the relevant Secured Property Loan Agreement.

“Secured Property Loan Standard Document” means, in respect of each type of document listed in schedule 7 (Secured Property Loan Actual Documentation) at any time, a document which is either:

(a)                                 approved by the Agent from time to time; or

(b)                                (in the case of a type of document for which the Borrower does not at the relevant time have a standard form) in a form which the Borrower, acting reasonably, considers to be market standard for that type of document and which is approved by the Agent, and the “Secured Property Loan Standard Documentation” in respect of a Secured Property Loan means a set of documents comprising a Secured Property Loan Standard Document for each type of document listed in schedule 7 (Secured Property Loan Actual Documentation), except for any type of document which is inapplicable in the case of that Secured Property Loan.

“Secured Property Loan Value” in relation to any Secured Property Loan means, on the Utilisation Date of the relevant Loan or any date after that, the value that the Agent, at its sole discretion, ascribes to that Loan on the basis that such Loan were being refinanced through a CMBS transaction.

“Security” means a mortgage, charge, Non-standard Security, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means the Debenture, the German Security Documents and any other security document that may at any time be given as security for any of the Secured Liabilities pursuant to or in connection with any Finance Document.

“Security Trust Agreement” means the security trust agreement dated 30 May 2006, between, amongst others, the Borrower and the Security Trustee.

“Selection Notice” means a notice substantially in the form set out in schedule 3, part 2 (Form of Selection Notice).

“Service Charge Expenses” means expenses incurred or to be incurred by or on behalf of a Secured Property Loan Borrower in the management, maintenance and repair of, or the provision of services specified in any Occupational Lease in respect of, any Property and the payment of insurance premiums for that Property.

“Servicer” means Capmark Services Ireland Limited in its capacity as such or any successor servicer as may be appointed in accordance with the terms of the Servicing Agreement.

“Servicing Agreement” means the servicing agreement to be entered into in the Agreed Terms between the Borrower, the Servicer, the Bank and the Special Servicer relating to, amongst other things, the provision of mortgage administration services for the Secured Property Loans.

“Special Servicer” means Capmark Services UK Limited in its capacity as such or any other successor special servicer as may be appointed in accordance with the terms of the Servicing Agreement.

“Standard Scottish Secured Property Loan” means a Scottish Secured Property Loan in relation to which:

(a)                                 the Secured Property Loan Agreement is governed by English law;

(b)                                the Security over the relevant Property is granted to a Secured Property Loan Security Trustee; and

(c)                                 the Secured Property Loan Security Trust is governed by English Law.

“Sterling” means the lawful currency from time to time of the United Kingdom.

“Sterling Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in Sterling, that amount converted into Sterling at the Agent’s Spot Rate of Exchange on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment (other than a repayment arising from a change of currency), prepayment, consolidation or sub-division of the Loan.

“Subordinated Lender” means the Bank.

“Subsidiary” means a subsidiary within the meaning of s155 Irish Companies Act 1963 or (in relation to the Guarantor) a person whose results it is required by GAAP to include in its consolidated accounts.

“Swap Counterparty” means Capmark Finance Inc.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the final day of the Amortisation Period.

“Title Deeds” means, in relation to each Secured Property Loan and the relevant Collateral Security and Property, all title deeds and documents relating to that Property and Collateral Security, including:

(a)                                 in the case of leasehold Property situated in England and Wales, the relevant lease or sub-lease;

(b)                                in the case of Property situated in Scotland:

(i)                                     in the case of Property the title to which is registered or is in the course of being registered in the Land Register of Scotland, the Land and Charge Certificates relative to it and, where such certificates have not yet been issued, all deeds and documents requiring to be lodged with the Keeper of the Registers of Scotland to enable the issue of such certificates;

(ii)                                  in the case of Property, the title to which is recorded or is in the course of being recorded in the General Register of Sasines:

(1)                                 a disposition in favour of the relevant Secured Property Loan Borrower and the relevant Collateral Security;

(2)                                 a prescriptive progress of titles together with all writs referred to for description and burdens (or official extracts or quick copies of these deeds) and searches in the General Register of Sasines and the Register of Inhibitions and Adjudications for the relevant prescriptive periods;

(3)                                 in the case of leasehold Property the title to which is recorded in the General Register of Sasines,

(aa)                            the relevant lease; and

(bb)                          a prescriptive progress of titles together with all writs referred to for description and burdens (or official extracts or quick copies of these deeds) and searches in the General Registrar of Sasines and the Register of Inhibitions and Adjudications for the relevant prescriptive periods; and

(iii)                               all local authority and third party consents required relative to the erection of and any alterations, additions or extensions carried out with regard to the Property and the current use of it; and

(c)                                 in the case of Property located in Germany:

(i)                                     an excerpt of the land register (Grundbuch) for such Property showing that

(1)                                 the seller of the Property is the registered owner, and that

(2)                                 a priority notice has been registered in favour of the relevant Secured Property Loan Borrower.

(ii)                                  in case that the seller is not the registered owner of the Property upon signing of the purchase agreement the latter contains a clause stipulating that the purchase price has to be paid into a notarial escrow account and the notary not being entitled to make payments to the seller earlier than either (A) the stipulations in clause (i) (1) and (2) have been met or (B) before the notary has received a confirmation of the notary notarising the agreement as to the transfer of property of the sold Property to the seller confirming that this transfer will be completed.

(iii)                               a certified copy of the Collateral Agreement for such Property and a confirmation of the public notary having notarised such mortgage deed certifying that the Collateral Agreement has been filed for registration with the land register of such Property and that there are no reasons why such registration would not be made with the rank which the mortgage is purported to be registered at or proof of registration of the mortgage or land charge (as the case may be) by way of certified excerpt from the land register.

“Total Commitments” means the aggregate of the Commitments, being £500,000,000 (or their equivalent in Euro) at the date of this Agreement.

“Transaction” means the transaction as evidenced by the Facility, the Finance Documents, the Relevant Secured Property Loans, the Collateral Security for the Relevant Secured Property Loans and the other terms connected with the warehouse transaction structure.

“Transfer Certificate” means a certificate substantially in one of the forms set out in schedule 5 (Forms of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                 the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is or is to be made.

“Utilisation Request” means a notice substantially in the form set out in schedule 3, part 1 (Form of Utilisation Request).

“Valuation” means, in relation to a Secured Property Loan, the most recent valuation used by the Borrower in the origination of the Secured Property Loan in respect of the relevant Property, provided such valuation must be provided by an Approved Valuer in accordance (except as disclosed in the relevant Disclosure Letter) with the Secured Property Loan Eligibility Criteria.

“VAT” means value added tax as provided for in the Irish Value Added Taxes Acts 1972 to 2001 or, as applicable, the UK Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                                Construction

(a)                                 Unless a contrary indication appears, any reference in this Agreement to:

(i)                                     the “Agent”, any “Finance Party”, any “Lender”, the “Borrower”, the “Guarantor”, an “Interim Funder”, any “Party”, the “Subordinated Lender”, the “Security Trustee”, the “Servicer”, the “Special Servicer” or the “Swap Counterparty” shall be construed so as to include its successors in title, permitted assigns and permitted transferees or, in the case of the Security Trustee, any person from time to time acting as security trustee or security trustees under the Debenture;

(ii)                                  “applicable law” includes any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order, rule, convention, procedure, consent, request, determination or any other legislative measure or requirement (whether or not having the force of law) of, and any interpretation of the same by, any governmental, intergovernmental, supranational, national, federal, state, regional, local, statutory, regulatory, self regulatory or other body or court;

(iii)                               “assets” includes present and future properties, revenues and rights of every description;

(iv)                              a clause, section or schedule is to a clause or section of or a schedule to this Agreement (as the case may be) and any reference in a schedule to a paragraph is to a paragraph of that schedule;

(v)                                 the “date of this Agreement” means 31 May 2005 and for the purposes of clauses 16 (Representations), 17 (Information undertakings) and 18 (General undertakings) the date of this agreement means the Effective Date;

(vi)                              a “disposal” includes any sale, lease, transfer, conveyance, assignment, licence, sub-licence or other disposal of any kind and “dispose” and “disposed” shall be construed accordingly;

(vii)                           a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(viii)                        a “guarantee” includes any guarantee, bond, indemnity, letter of credit, third party security or other legally binding assurance against financial loss granted by one person in respect of any indebtedness of another person or any agreement to assume any indebtedness of another person or to supply funds or to invest in any manner whatsoever in another person by reason of or otherwise in relation to any indebtedness of another person;

(ix)                                “including” means “including without limitation” (with related words being construed accordingly);

(x)                                   “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)                                “leasehold” includes any Property held under a long lease duly registered or recorded in the Registers of Scotland; and any registered hereditary right of use (Erbbaurecht) registered in the Registers of Germany;

(xii)                             a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(xiii)                          a provision of applicable law or regulation is a reference to that provision as amended or re-enacted;

(xiv)                         a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xv)                            a “right” includes any estate, interest, claim or other right of any kind, both present and future;

(xvi)                         “set-off” includes equivalent or analogous rights under any jurisdiction other than that of England and Wales; and

(xvii)                      a time of day is a reference to London time.

(b)                                Section, clause and schedule headings are for ease of reference only.

(c)                                 Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                An Event of Default or Potential Event of Default is “continuing” if it has not been remedied or waived.

1.3                                Third Party Rights

(a)                                 Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITY

2.                                      The Facility

2.1                                The Facility

Subject to the terms of this Agreement, the Lenders makes available to the Borrower a revolving loan facility in Sterling (or the Sterling equivalent in Euro) in an aggregate principal amount equal to the Total Commitments.

2.2                                Extension of the Availability Period

(a)                                 If the Borrower notifies in writing the Agent, no later than 90 days before the end of the then applicable Availability Period, that it wishes the Agent to extend the Availability Period for a period (to be specified in the Borrower’s notification) of up to two years, then the Agent shall promptly notify the Lenders and the Lenders:

(i)                                     shall consider that request in good faith (but without any obligation on the Lenders to agree to it); and

(ii)                                  shall notify the Agent of their response no later than 45 days before the end of the then applicable Availability Period.  The Agent shall then promptly notify the Borrower.

Any request made pursuant to this clause 2.2 by the Borrower shall be unconditional, irrevocable and binding on the Borrower.

(b)                                If the Lenders, in their response given pursuant to clause 2.2(a)(ii), accede to the Borrower’s request, then the Availability Period shall be extended by the requested period.

(c)                                 If the Lenders do not do so or fail to send a timely response pursuant to clause 2.2(a)(ii), then the Availability Period shall not be extended.

(d)                                The Availability Period may only be extended once, unless otherwise agreed by the Lenders.

2.3                                Finance Parties’ rights and obligations

(a)                                 The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents, except as may be expressly provided in the Finance Documents.

(b)                                The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)                                 A Finance Party may, except as otherwise stated in the Finance Documents, only enforce its rights under the Finance Documents through the Agent and the Security Trustee, as provided in this Agreement and the Debenture.

(d)                                Notwithstanding the preceding provisions of this clause 2.3, the rights and obligations of the Security Trustee are set out in the Debenture.  If there is any inconsistency between such rights and obligations set out in the Debenture and the terms of this Agreement, the terms of this Agreement shall prevail.

2.4                                Limited recourse and restriction on entitlement to petition

The recourse of the Finance Parties against the Borrower in relation to the obligations of the Borrower to the Finance Parties under the Finance Documents shall be limited to the aggregate of all Principal Receipts and other amounts received or recovered by the Borrower from the Relevant Secured Property Loan Assets to the extent that those Principal Receipts and other amounts should, pursuant to the terms of clause 8 (Receipts and payments) of the Debenture, be applied in or towards discharge of those obligations and accordingly:

(a)                                 no Finance Party, nor anyone acting on behalf of a Finance Party, shall, in relation to those obligations, have

(i)                                     any recourse to any other assets of the Borrower; or

(ii)                                  any other right of recovery against the Borrower;

(b)                                no Finance Party, nor anyone acting on behalf of a Finance Party, shall be entitled to petition, or take any other step, for the winding-up (or any equivalent in any applicable jurisdiction) of the Borrower in respect of its obligations to that Finance Party under the Finance Documents; and

(c)                                 without prejudice to any right that a Finance Party may have against the Guarantor, any right which any Finance Party may have had in respect of any obligations owed by the Borrower under the Finance Documents which are not discharged following the enforcement by the Security Trustee of the Security granted by the Borrower under the Finance Documents shall be extinguished.

3.                                      Purpose

3.1                                Purpose

The Facility is to be used only to fund or refinance the making or acquisition by the Borrower of Secured Property Loans.

3.2                                Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

SECTION 3
UTILISATION

4.                                      Conditions of Utilisation

4.1                                Secured Property Loan approval procedure

(a)                                 If the Borrower wishes to utilise the Facility to fund or refinance the making or acquisition of a Secured Property Loan, then it shall initiate the process:

(i)                                     by giving no less than five Business Days’ notice to the Agent (or shorter notice if the Agent agrees); and

(ii)                                  in respect of up to three proposed Loans, it being understood that the Lenders shall not review more than three Secured Property Loans at any one time (or any greater number that the Lenders may from time to time agree).

(b)                                No later than five Business Days following the notice referred to in clause 4.1(a), the Borrower shall deliver to the Agent (with, if the Agent so requests, sufficient copies for the Lenders) the Initial Secured Property Loan Package, and the Agent shall promptly provide the Lenders with that Initial Secured Property Loan Package.

(c)                                 The Lenders shall, within five Business Days following receipt of the Initial Secured Property Loan Package notify the Agent that:

(i)                                     the Lenders approve the proposed funding of or refinancing of the making or acquisition of the proposed Secured Property Loan in principle and of any conditions to that approval; or

(ii)                                  the Lenders do not so approve (in which case the grounds for refusal must be stated),

and, in either case, the Agent will immediately notify the Borrower.

(d)                                No later than five Business Days after the Lenders have given their approval pursuant to clause 4.1 (c) (i), the Borrower shall provide to the Agent (with, if the Agent so requests, sufficient copies for the Lenders) and the Agent shall promptly provide the Lenders with the Secured Property Loan Actual Documentation, in substantially its final form. Upon receipt of the Secured Property Loan Actual Documentation, the Lenders may instruct their external legal counsel to conduct due diligence in respect of the relevant Secured Property Loans.

(e)                                 The Lenders shall within 12 Business Days following receipt of the items listed in clause 4.1(d) which will include due diligence by their external legal counsel, notify the Agent that:

(i)                                     the Lenders have given their final approval to the proposed funding or refinancing of the making or acquisition of the Secured Property Loan and of any further conditions to that final approval; or

(ii)                                  the Lenders do not so approve (in which case the grounds for refusal must be stated),

and, in either case, the Agent will immediately notify the Borrower.

(f)                                   The Borrower may not deliver any Utilisation Request in respect of a Secured Property Loan unless the funding or refinancing of the making or acquisition of that Secured Property Loan has been approved pursuant to clause 4.1(e) and any conditions imposed by the Lenders as referred to in clause 4.1(c)(i) or 4.1(e)(i) have been satisfied.

(g)                                For the avoidance of doubt, the Lenders are under no obligation to give their approval to any proposed funding or refinancing.

4.2                                Documentary conditions precedent

(a)                                 The Parties agree that the conditions precedent to the obligations of the Lenders under the Original Facility Agreement, which are listed in schedule 2, part 1 (Initial conditions precedent) have been satisfied.

(b)                                The Parties agree that the conditions precedent to the obligations of the Lenders under this Agreement, which are listed in schedule 2, part 2 (Amendment and restatement conditions precedent) have been satisfied.

(c)                                 The Borrower may not deliver any Utilisation Request unless the Agent has:

(i)                                     approved the Loan as referred to in clause 4.1(e); and

(ii)                                  received the other evidence and confirmations listed in schedule 2, part 3 (Secured Property Loan conditions precedent) in form and substance satisfactory to the Agent.

(d)                                The Agent shall notify the Borrower, the Security Trustee and the Lenders promptly upon being satisfied as referred to in clause 4.2(c)(ii).

4.3                                Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Advancing Loans) in relation to a Loan if (in the case of clause 4.3(a) and (b)) on the date of the Utilisation Request and on the proposed Utilisation Date and (in the case of clause 4.3(c) on the proposed Utilisation Date:

(a)                                 no Default is continuing or would result from the proposed Loan;

(b)                                the Repeating Representations to be made by the Borrower and the Guarantor are true in all respects; and

(c)                                 in relation to each Secured Property Loan the making or acquisition of which the Borrower proposes to fund or refinance from the Loan:

(i)                                     except as may be waived by the Agent, it complies with the Secured Property Loan Eligibility Criteria;

(ii)                                  the relevant subordinated loan has been advanced under the Relevant Subordinated Loan Agreement; and

(iii)                               the representations and warranties to be made by the Borrower pursuant to clause 16.21(a) and (b) (Secured Property Loans) are, or will on the relevant Closing Date be, true in all respects.

4.4                                Maximum number of Loans and limits on the Commitment

The Borrower may not deliver a Utilisation Request if:

(a)                                 as a result of the proposed Utilisation more than 25 Loans would be outstanding; or

(b)                                as a result of the proposed Utilisation, any of the limits on the utilisation of the Commitment described in clause 4.5 will be breached.

4.5                                German, French, Italian and Non-standard Scottish Secured Property Loans

(a)                                 Although the provisions of this Agreement relating to Secured Property Loans (including the Secured Property Loan Eligibility Criteria and the representations and warranties referred to or set out in clause 16.21 (Secured Property Loans)) are drafted so as to relate to Standard Scottish Secured Property Loans and Secured Property Loans relating to English and/or Welsh and/or German Properties, it is the intention of the Parties that, subject to the Lenders’ consent, the Facility is to be available to fund or refinance the making or acquisition by the Borrower of Secured Property Loans relating to Non-standard Scottish Secured Property Loans and/or French and/or Italian Properties also, in each case subject to the limits set out below:

(i)                                     no more than £400,000,000 of the Commitment may be allocated to Scottish Secured Property Loans, Non-standard Scottish Secured Property Loans and Secured Property Loans relating to English and/or Welsh Properties;

(ii)                                  no more than £300,000,000 of the Commitment may be allocated to Secured Property Loans relating to German Properties;

(iii)                               no more than £150,000,000 of the Commitment may be allocated to Secured Property Loans relating to French Properties; and

(iv)                              no more than £100,000,000 of the Commitment may be allocated to Secured Property Loans relating to Italian Properties.

(b)                                In relation to any Secured Property Loan relating to a French or Italian Property or any Non-standard Scottish Secured Property Loan the making or acquisition of which the Borrower wishes to fund or refinance pursuant to this Agreement, the provisions of this Agreement shall apply with such amendments as the Agent may require to reflect that it relates to a French or Italian Property rather than an English, Welsh, Scottish or German one or, as the case may be, that it is a Non-standard Scottish Secured Property Loan rather than a Standard Scottish Secured Property Loan.  For the avoidance of doubt, these amendments are subject to the provision of satisfactory documentation to the Agent and may include, inter alia, requirements for additional due diligence, additional Security and an amended timetable for Utilisation.

5.                                      Utilisation

5.1                                Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent (with a copy to each of the Lenders) of a duly completed Utilisation Request not later than 11 a.m. (Paris time) on the proposed Utilisation Date (or at or on such later time and/or date as the Agent may agree).

5.2                                Completion of a Utilisation Request

(a)                                 Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                     the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                                  the currency and amount of the Utilisation comply with clause 5.3;

(iii)                               the first proposed Interest Period for the Loan complies with clause 9 (Interest Periods); and

(iv)                              it specifies the account and bank to which the proceeds of the Utilisation are to be credited.

(b)                                Only one Loan may be requested in each Utilisation Request.

5.3                                Currency, amount and duration

(a)                                 The currency specified in a Utilisation Request must be Sterling or Euro and must be the same as that of the relevant Secured Property Loan or Secured Property Loans.

(b)                                The amount of the proposed Loan must be:

(i)                                     a minimum of £1,000,000 (or, if the currency selected is Euro, €1,000,000) and in any event such that its Sterling Amount is less than or equal to the Available Facility; and

(ii)                                  equal to or less than the Relevant Advance Percentage of the Advance Amount (or the aggregate of the Relevant Advance Percentage of the Advance Amounts) of the Secured Property Loan (or the Secured Property Loans) which the Borrower intends to be funded or refinanced by the making of such Loan (the balance of the Advance Amount, or the aggregate of the Advance Amounts, to be drawn in respect of that Secured Property Loan (or those Secured Property Loans) under a Subordinated Loan Agreement).

5.4                                Advancing Loans

(a)                                 If the conditions set out in this Agreement have been met in respect of a Loan, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                                The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                                 To the extent that the proceeds of any Utilisation are advanced for the funding or refinancing of the making or acquisition of any Secured Property Loan and such making or acquisition of the Secured Property Loan does not occur on the day such funds were advanced, the Borrower agrees to pay an amount equal to the amount which the Lenders would be able to obtain by placing an amount equal to the principal amount advanced to fund or refinance the making or acquisition of that Secured Property Loan on overnight deposit with a leading bank in the relevant interbank market.  For the avoidance of doubt, this payment shall be in lieu of interest, which shall not accrue pursuant to clause 8 (Interest) until the making or acquisition of the Secured Property Loan occurs.

(d)                                The Borrower agrees that the proceeds of any Utilisation that are advanced for the purpose of funding or refinancing the making or acquisition of a Secured Property Loan shall be promptly repaid without any deduction or set-off if the making or acquisition of the Secured Property Loan does not occur either on or within 24 hours of the scheduled Closing Date unless otherwise agreed to by the Agent (provided that in such circumstances the Borrower shall not be obliged to pay Break Costs in respect of the repayment of the proceeds of such Utilisation but shall pay a further amount in respect to the funds being held on deposit overnight in accordance with clause 5.4(c) for each further period of 24 hours the Agent agrees the Borrower may have before being obliged to repay such amount in accordance with this clause).

5.5                                Completion of making or acquisition of Secured Property Loans

Prior to the close of business on each Business Day following a Utilisation Date, the Borrower shall notify both the Agent and the Security Trustee of any Secured Property Loans that have been made or acquired, by providing to the Agent and the Security Trustee, in respect of the relevant Secured Property Loan, the name of the Secured Property Loan Borrower, the loan amount and any relevant loan reference.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.                                      REPAYMENT

The Borrower shall repay each Loan, together with all accrued interest and other amounts outstanding under this Agreement, on the Termination Date.

7.                                      PREPAYMENT AND CANCELLATION

7.1                                Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)                                 that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)                                 the Borrower shall repay that Lender’s participation in the Loans by no later than the expiry of a six months’ wind-down period commencing the date of the notification (or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law)).

7.2                                Change of control

(a)                                 Clause 7.2(b) shall apply if:

(i)                                     the Servicer ceases to be a Subsidiary of the Guarantor or the Guarantor ceases to be a Subsidiary of General Motors Acceptance Corporation; and

(ii)                                  upon the expiry of six months following that cessation, the Servicer is not a Subsidiary of a Rated Entity or, as the case may be, the Guarantor is neither a Rated Entity nor a Subsidiary of a Rated Entity, and for these purposes a “Rated Entity” means a person whose senior, unsecured debt is rated at investment grade or above by an internationally recognised rating agency.

(b)                                If this clause 7.2(b) applies, then on the Business Day following the expiry of the six months’ period referred to in clause 7.2(a):

(i)                                     the Borrower shall repay each Loan, together with all accrued interest and other amounts outstanding under this Agreement; and

(ii)                                  the Commitment of each Lender shall be cancelled.

7.3                                Inadvertent omission of information

(a)                                 Clause 7.3(b) shall apply if and for so long as a breach of clause 16.10(b) (Written information) has not occurred but would have occurred if either:

(i)                                     the words “so far as the Borrower is aware” had been omitted from that clause; or

(ii)                                  the words “and does not contain any material omission” had been inserted at the end of that clause.

(b)                                If at a time this clause 7.3(b) applies the Agent so requires, then:

(i)                                     the Borrower shall promptly repay each Loan, together with all accrued interest and other amounts outstanding under this Agreement; and

(ii)                                  the Commitment of each Lender shall be cancelled.

7.4                                Margin call

(a)                                 In the event that a Secured Property Loan Value, as determined by the Agent, no longer reflects the Relevant Advance Percentage, the Agent shall promptly notify the Borrower. If the Borrower requests, the Agent shall provide to the Borrower reasonable explanations as to how it has made its determination of the Secured Property Loan Value but, in the absence of manifest error, such determination shall be binding on the Borrower.

(b)                                If clause 7.4(a) applies, then the Borrower shall, within 5 Business Days of notice from the Agent under clause 7.4(a), repay to the Lender an amount equal to the difference between the Base Aggregate Secured Property Loan Value and the current Aggregate Secured Property Loan Value (together with accrued but unpaid interest on that amount).

(c)                                 Upon an event or series of events which are determined by the Agent to have a material adverse effect on the financial condition, assets or business of the Group taken as a whole, the Agent may by notice to the Borrower reduce the effective advance rate (that is the percentage which represents the proportion of the aggregate principal amount of the Relevant Secured Property Loans which is funded by the Loans) by 20%.  If the Agent does so, then the Borrower shall promptly repay an amount equal to 20% of the Loans, together with accrued but unpaid interest on that amount.

7.5                                Voluntary prepayment

The Borrower may voluntarily prepay the Loans in full or in part at any time provided that:

(a)                                 the prepayment is either:

(i)                                     made on a Monthly Settlement Date; or

(ii)                                  of all or no less than 10% of the amount of the Loans;

(b)                                the Borrower has given the Agent three (or in the case of a prepayment on a non-Monthly Settlement Date, five Business Days’ written notice of the prepayment (or such shorter period as the Agent may agree); and

(c)                                 the prepayment is at least £1,000,000 (or €1,000,000 for any Loan in Euro).

7.6                                Prepayment from Principal Receipts

The Borrower shall apply any Principal Receipts which in accordance with clause 8.1 (Principal Receipts (prior to enforcement)) of the Debenture fall to be applied in or towards prepayment of any Loan or Loans in or towards that prepayment in accordance with that clause, either:

(a)                                 in the case of an application of Principal Receipts to which clause 8.1(b) (Principal Receipts (prior to enforcement)) of the Debenture refers, on the relevant Interest Payment Date for the relevant Intra-Month Prepayment Loan; or

(b)                                in the case of any other application of Principal Receipts in accordance with clause 8.1(c) (Principal Receipts (prior to enforcement)) of the Debenture, on a Monthly Settlement Date.

7.7                                Lender call option

(a)                                 If during the Amortisation Period, any of the Loans are still outstanding, then the Agent may by notice in writing to the Borrower (a “Sale Notice”), designate a person (the “Proposed Purchaser”) to purchase from the Borrower one or more of the outstanding Secured Property Loans the making or acquisition of which was funded or refinanced pursuant to this Agreement.

(b)                                In the Sale Notice, the Agent shall specify in respect of each Secured Property Loan separately the purchase price and the timing of completion of the proposed purchase, which shall be no earlier than five and no later than 15 Business Days from the date of service of the Sale Notice, and warrant to the Borrower that any necessary Authorisations for the sale of the relevant Secured Property Loan or Loans to the Proposed Purchaser have been obtained.

(c)                                 If the Agent serves a Sale Notice complying with clause 7.7(a) and (b), then in respect of that relevant Secured Property Loan either:

(i)                                     (subject to clause 7.7(d)), the Guarantor shall, or procure that another person shall, buy that Secured Property Loan from the Borrower on or before the date of the completion of the purchase specified in the Sale Notice at a price equal to the amount of the Loan advanced under this Agreement in respect of that Secured Property Loan; or

(ii)                                  the Agent shall procure that the Proposed Purchaser buys it from the Borrower at the purchase price and the time specified in the Sale Notice,

with in either case the resulting Principal Receipts being applied in accordance with clause 8 (Receipts and payments)) of the Debenture.

(d)                                No purchase of any Secured Property Loan shall be made or procured by the Guarantor pursuant to clause 7.7(c) if a Default is outstanding (unless the purchase is of sufficient Secured Property Loans to ensure that as a result the Loans are fully repaid);

(e)                                 The Borrower shall enter into the documentation required under the terms of each relevant Secured Property Loan to effect the transfers pursuant to clause 7.7(c) and:

(i)                                     in the case of each transfer pursuant to clause 7.7(c)(i), the Guarantor; or

(ii)                                  in the case of each transfer pursuant to clause 7.7(c)(ii), the Agent,

shall procure that the transferee does the same.

7.8                                Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or part of the Available Facility (but if in part, in a minimum amount of at least £1,000,000).  Any cancellation under this clause 7.8 shall reduce the Commitments of the Lenders rateably under the Facility or as the Agent and the Lenders may otherwise agree.

7.9                                Restrictions

(a)                                 Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                The Borrower may specify the Loan or Loans against which any prepayment under this Agreement is to be applied, except to the extent this is specified in any Finance Document.

(c)                                 Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, unless such prepayment is made on an Interest Payment Date, without premium or penalty although (except in the case of a prepayment pursuant to clause 7.6) subject to any Break Costs.

(d)                                Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in the Availability Period in accordance with the terms of this Agreement.

(e)                                 The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Facility except at the times and in the manner expressly provided for in this Agreement.

(f)                                   No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)                                If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or each affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

8.                                      INTEREST

8.1                                Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                 Margin;

(b)                                LIBOR (or in relation to any Loan in Euro, EURIBOR); and

(c)                                 Mandatory Costs, if any.

8.2                                Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

8.3                                Default interest

(a)                                 If the Borrower fails to pay any amount payable by it under a Finance Document (other than in respect of the principal amount outstanding under a Loan during the first Interest Period for that overdue amount as determined in accordance with clause 8.3(b)) on its due date, interest shall accrue on the overdue amount from such due date up to the date of actual payment (both before and after judgment) at a rate per annum which is the sum of the applicable Margin and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent. Any interest accruing under this clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)                                If any overdue amount consists of all or part of the principal amount outstanding in respect of a Loan:

(i)                                     the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period (if any) relating to that Loan; and

(ii)                                  the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of one per cent. per annum and the rate which would have applied if the overdue amount had not become due.

(c)                                 Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4                                Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.                                      INTEREST PERIODS

9.1                                Interest Periods

(a)                                 The first Interest Period for a Loan made on a day other than a Monthly Settlement Date shall start on its Utilisation Date and end on the next Monthly Settlement Date.

(b)                                On each Monthly Settlement Date all outstanding Loans shall be consolidated or sub-divided, as applicable, into up to four Loans, as follows:

(i)                                     up to two Intra-Month Prepayment Loans, or as otherwise agreed, established in accordance with clause 9.2(b);

(ii)                                  a Sterling Loan (comprising all outstanding principal denominated in Sterling, apart from any Intra-Month Prepayment Loan denominated in Sterling); and

(iii)                               a Euro Loan (comprising all outstanding principal denominated in Euro, apart from any Intra-Month Prepayment Loan denominated in Euro).

The determination of what Loans and principal are “outstanding” for the purposes of this clause 9 shall be made after the making of any Loans, repayments or prepayments on the relevant Monthly Settlement Date pursuant to this Agreement.

(c)                                 Each Intra-Month Prepayment Loan shall have an Interest Period commencing on the relevant Monthly Settlement Date and ending on the date specified in the relevant Selection Notice; and if it is not prepaid pursuant to this Agreement on or before the date specified in the Selection Notice solely because the expected prepayment under the relevant Secured Property Loan has not been received, one or more further Interest Periods (each of one Business Day or such longer period, not extending beyond the next Monthly Settlement Date, as may be agreed between the Borrower and the Agent) until the earlier of:

(i)                                     the Intra-Month Prepayment Loan being prepaid pursuant to this Agreement; and

(ii)                                  the next Monthly Settlement Date.

(d)                                Each Loan referred to in clause 9.1(b)(ii) or (iii) shall have an Interest Period commencing on the relevant Monthly Settlement Date and ending on the next Monthly Settlement Date.

(e)                                 An Interest Period for a Loan shall not extend beyond the Termination Date.

9.2                                Intra-Month Prepayment Loans

(a)                                 In this Agreement, an “Intra-Month Prepayment Loan” means a Loan in respect of which the Borrower expects a matching prepayment under a Relevant Secured Property Loan between two Monthly Settlement Dates and hence requires an Interest Period for such Loan starting on a Monthly Settlement Date and ending before the next Monthly Settlement Date.

(b)                                To establish an Intra-Month Prepayment Loan, the Borrower must deliver an appropriate Selection Notice to the Agent by no later than 11 a.m. on the Quotation Date for the Interest Period starting on the relevant Monthly Settlement Date.

(c)                                 A Selection Notice delivered pursuant to clause 9.2(b) shall be irrevocable and shall specify:

(i)                                     the currency (Sterling or Euro) of the Intra-Month Prepayment Loan;

(ii)                                  the amount of the Intra-Month Prepayment Loan, which must be a minimum of £1,000,000 (or, if the currency selected is Euro, €1,000,000) and no greater than the amount of the relevant currency outstanding on the relevant Monthly Settlement Date; and

(iii)                               the final day of the Interest Period for the Intra-Month Prepayment Loan starting on the relevant Monthly Settlement Date (being the day on which the Borrower expects a matching prepayment under a Relevant Secured Property Loan).

9.3                                Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.                                CHANGES TO THE CALCULATION OF INTEREST

10.1                          Absence of quotations

Subject to clause 10.2, if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the specified time on the Quotation Date in accordance with the definition of LIBOR or, if applicable, EURIBOR, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2                          Market disruption

(a)                                 If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s participation in that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                                     the Margin; and

(ii)                                  the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever market source it may reasonably select; and

(iii)                               the Mandatory Cost, if any, applicable to the Lender’s participation in the Loan.

(b)                                In this Agreement “Market Disruption Event” means

(i)                                     at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency for that Interest Period; or

(ii)                                  before close of business in London on the Quotation Date for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participation in the relevant Loan(s) exceeds 50% of the Loan(s)) that the cost to it of obtaining matching deposits in the relevant interbank market would be in excess of LIBOR or, if applicable, EURIBOR.

10.3                          Alternative basis of interest or funding

(a)                                 If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                Any alternative basis agreed pursuant to clause 10.3(a) shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties and notified by the Agent to the Security Trustee.

10.4                          Break Costs

(a)                                 The Borrower shall, within three Business Days of demand by a Finance Party (other than the Security Trustee), pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower (other than pursuant to clause 7.6 (Prepayment from Principal Receipts)) on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                Each Finance Party shall, as soon as reasonably practicable after a demand by the Agent or the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they become payable.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

11.                              TAX GROSS-UP AND INDEMNITIES

11.1                       Definitions

(a)                                In this Agreement:

“Irish Taxes Acts” means the Taxes Consolidation Act 1997 of Ireland, as amended.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under this Agreement.

“Qualifying Lender” means a Lender which is beneficially entitled to any interest payable to that Lender in respect of a Loan, and which is:

(i)                                     a person which is resident in a territory that has a Treaty in effect with Ireland or which is resident in a Member State of the European Communities (other than Ireland) under the laws of that Member State, provided that if the person is a company, such company does not provide its commitment through or in connection with a branch or agency of that company in Ireland and provided that where the person is:

(1)                                a U.S. corporation, the U.S. corporation is incorporated in the U.S. and subject to tax in the U.S. on its worldwide income; or

(2)                                a U.S. L.L.C., the ultimate recipients of the interest are resident in and under the laws of a territory with which Ireland has a double taxation treaty or resident in and under the laws of a Member State of the European Communities (other than Ireland) and the business conducted through the L.L.C. is so structured for market reasons and not for tax avoidance purposes;

(ii)                                  a Treaty Lender;

(iii)                               a bank which is licensed pursuant to s9 Central Bank Act 1971 of Ireland to carry on banking business in Ireland and which is carrying on a bone fide banking business in Ireland for the purposes of s246(3)(a) Irish Taxes Acts with which the Loan is connected and which is regarded by the Revenue Commissioners of Ireland as having made the advance in respect of the Loan for the purposes of s246(3)(a) Irish Taxes Acts;

(iv)                              an authorised credit institution under the terms of EU Council Directive 2000/12/EC of 20 March 2000 (as amended or extended) that has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required under that Directive in relation to its intention to carry on banking business in Ireland which is recognised by the Revenue Commissioners of Ireland as carrying on bona fide banking business in Ireland for the purposes of s246(3)(a) Irish Taxes Acts and has its Facility Office in Ireland and which is regarded by the

                                                Revenue Commissioners of Ireland as having made the advance in respect of the Loan for the purposes of s246(3)(a) Irish Taxes Acts;

(v)                                 a “qualifying company” within the meaning of s110 Irish Taxes Acts; or

(vi)                              a company (within the meaning of s4 Irish Taxes Acts):

(1)                                which advances money in the ordinary course of a trade which includes the lending of money;

(2)                                in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of the company; and

(3)                                which:

(I)                       has notified in writing the appropriate Inspector of Taxes (in accordance with s246(5)(a)(iii)(I) Irish Taxes Acts) that it meets the requirements of s246(5)(a)(i) and (ii) Irish Taxes Acts; and

(II)                  has complied with its obligations to notify the Borrower of those matters referred to in, and in accordance with, s246 (5)(a)(iii)(II) Irish Taxes Acts;

provided that if s246 Irish Taxes Acts is repealed, modified, extended or re-enacted, the Borrower may at any time and from time to time after consultation with the Lenders amend this definition in such manner as it may determine to be appropriate by giving notice of the amended definition to the Agent and the Lenders;

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement.

“Tax Payment” means an increased payment made by the Borrower to a Finance Party under clause 11.2 or a payment under clause 11.3.

“Treaty Lender” means a Lender which:

(vii)                           is treated as a resident of a Treaty State for the purposes of a Treaty; and

(viii)                        does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Loans is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Ireland which makes provision for full exemption from tax imposed by Ireland on interest.

(b)                                Unless a contrary indication appears in this clause 11, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2                       Tax gross-up

(a)                                The Borrower shall make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)                                 If a Tax Deduction is required by law to be made by the Borrower from a payment due under this Agreement, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                The Borrower shall not be required to make a Tax Payment under clause 11.2(c) if on the date on which the payment falls due the payment could have been made without a Tax Deduction if the person beneficially entitled to the payment were a Qualifying Lender, but on that date that person is not or has ceased to be a Qualifying Lender.

(e)                                 If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                  Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence satisfactory to the Agent that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                                 A Treaty Lender, and the Borrower shall co-operate in completing any procedural formalities for the Borrower to obtain authorisation to make a payment to which the Lender as a Treaty Lender is entitled without a Tax Deduction.

11.3                       Tax indemnity

(a)                                The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                                Clause 11.3(a) above shall not apply:

(i)                                     with respect to any Tax assessed on a Finance Party:

(1)                                under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)                                under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                  to the extent a loss, liability or cost is:

(1)                                compensated for by an increased payment under clause 11.2;

(2)                                would have been compensated for by an increased payment under clause 11.2 but was not so compensated solely because the exclusion in clause 11.2(d) applied; or

(3)                                is in respect of any Irish Tax assessed on a Lender that would not have been assessed if that Lender had been a Qualifying Lender but on that date the Lender is not or has ceased to be a Qualifying Lender.

(c)                                 A Protected Party making, or intending to make, a claim under clause 11.3(a) shall promptly notify the Agent of the event which will give, or has given, rise to the claim; following which the Agent shall notify the Borrower.

(d)                                A Protected Party shall, on receiving a payment from the Borrower under this clause 11.3, notify the Agent.

11.4                       Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)                                a Tax Credit is attributable to that Tax Payment; and

(b)                                that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.  It is understood that the Finance Party will use its best efforts in order to use and retain the Tax Credit as soon as possible pursuant to the relevant legislation.

11.5                       Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6                       Value added tax

(a)                                All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                                Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses.

12.                              INCREASED COSTS

12.1                       Increased costs

(a)                                Subject to clause 12.3, the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                                In this Agreement “Increased Costs” means:

(i)                                     a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2                       Increased cost claims

(a)                                A Finance Party intending to make a claim pursuant to clause 12.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)                                Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

12.3                       Exceptions

(a)                                Clause 12.1 does not apply to the extent any Increased Cost is:

(i)                                     attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)                                  compensated for by clause 11.3 (Tax indemnity) (or would have been compensated for under clause 11.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in clause 11.3(b) (Tax indemnity) applied);

(iii)                               compensated for by the payment of Mandatory Costs; or

(iv)                              attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)                                In this clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 11.1 (Definitions).

13.                              OTHER INDEMNITIES

13.1                       Currency indemnity

(a)                                If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against the Borrower; or

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2                       Indemnities for Event of Default, etc

The Borrower shall, within two Business Days of demand, indemnify each Finance Party against any cost, claim, loss, expense (including legal fees) or liability (together with irrevocable VAT) incurred by that Finance Party as a result of:

(a)                                the occurrence or continuance of any Event of Default;

(b)                                a failure by the Borrower to pay any amount due under a Finance Document on its due date including any cost, loss or liability arising as a result of clause 24 (Sharing among the Finance Parties);

(c)                                 funding or making arrangements to fund its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement; or

(d)                                a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.3                       Indemnity to the Agent and the Security Trustee

The Borrower shall promptly indemnify the Agent and the Security Trustee against any cost, loss or liability incurred by the Agent or the Security Trustee (or any agent or delegate appointed by the Security Trustee):

(a)                                in the case of the Security Trustee (or any such agent or delegate), incurred by it in the execution or purported execution of the trusts, powers, authorities or discretions vested in it by the Finance Documents and against all liabilities, actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in any way relating to the Finance Documents (other than in relation to its own gross negligence or wilful default); and

(b)                                in the case of the Agent and the Security Trustee:

(i)                                     investigating any material event which it reasonably believes is a Default; or

(ii)                                  acting or relying on any notice, request or instruction which it believes to be genuine, correct and appropriately authorised.

13.4                       Survival

For the avoidance of doubt, the indemnities in clauses 13.1 to 13.3 shall survive, and continue to apply notwithstanding, any termination of this Agreement or any other Finance Document.

14.                              MITIGATION BY THE LENDERS

14.1                       Mitigation

(a)                                Subject to clause 14.2, each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable pursuant to, or cancelled pursuant to, any of clauses 7.1 (Illegality), 11 (Tax gross-up and indemnities), 12 (Increased costs) or Paragraph 3, schedule 4 (Mandatory Cost formulae) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                Clause 14.1(a) does not in any way limit the obligations of the Borrower under the Finance Documents.

14.2                       Limitation of liability

(a)                                The Borrower shall indemnify each Finance Party for all reasonable costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 14.1.

(b)                                A Finance Party is not obliged to take any steps under clause 14.1 if, in the opinion of that Finance Party, to do so might be prejudicial to it.

15.                              COSTS, EXPENSES AND FEES

15.1                       Transaction expenses

The Borrower shall, within three Business Days of demand, pay the Agent and the Security Trustee the amount of all reasonable costs and expenses (including legal fees) (and any VAT payable in respect of them) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)                                any document referred to in this Agreement;

(b)                                any due diligence carried out by the Lenders’ external legal counsel in connection with any proposed utilisation of the Facility; and

(c)                                 any other Finance Documents executed after the date of the Effective Date,

in each case up to any cap agreed between the Agent or, as the case may be, the Security Trustee and the Borrower.

15.2                       Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 25.9 (Change of currency), the Borrower shall, within two Business Days of demand, reimburse the Agent and the Security Trustee for the amount of all reasonable costs and expenses (including legal fees) (and any VAT payable in respect of them) reasonably incurred by the Agent or the Security Trustee in responding to, evaluating, negotiating or complying with that request or in connection with that required amendment.

15.3                       Amendment and restatement costs

The Borrower shall, as soon as reasonably practical after receipt of invoices, reimburse the Agent and the Security Trustee for the amount of all reasonable costs and expenses (including legal fees) (and any VAT payable in respect of them) reasonably incurred by the Agent or the Security Trustee in responding to, evaluating, negotiating or complying with the amendment and restatement of this Agreement and the other Finance Documents.

15.4                       Enforcement costs

The Borrower shall, within two Business Days of demand, pay to each Finance Party the amount of all reasonable costs and expenses (including legal fees) (and any VAT payable in respect of them) properly incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.5                       Security Trustee expenses

(a)                                The Borrower shall, within two Business Days of demand, pay the Security Trustee the amount of all reasonable costs and expenses (including legal fees) (and any VAT payable in respect of them) properly incurred by it in connection with the holding, administration, preservation, enforcement or release of any Security created pursuant to any Security Document and acting as Security Trustee under this Agreement and the Debenture.

(b)                                The Borrower shall pay to the Security Trustee the fees agreed in the Fee Letter at the times agreed in the Fee Letter.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16.                              REPRESENTATIONS

Each of the Borrower (in respect of itself only) and the Guarantor (in respect of the Borrower only) makes the representations and warranties set out in clauses 16.1 (Status) to 16.20 (Know your customer) (other than clause 16.10(b) and (c) (Written information)) to each Finance Party on the Effective Date.

Each of the Borrower and the Guarantor makes the representations and warranties set out in clause 16.21 (Secured Property Loans) to each Finance Party on each Closing Date in relation to a Relevant Secured Property Loan, with reference to each Relevant Secured Property Loan to be made or acquired by the Borrower on that Closing Date, insofar as applicable to the Relevant Secured Property Loan.

Each of the Borrower and the Guarantor makes the representations and warranties set out in clause 16.22 (Non-approved Secured Property Loans) to each Finance Party on each Closing Date in relation to a Non-approved Secured Property Loan, with reference to each Non-approved Secured Property Loan to be made or acquired by the Borrower on that Closing Date, insofar as applicable to the Non-approved Secured Property Loan.

The Guarantor (in respect of itself only) makes the representations and warranties set out in clauses 16.1 (Status) to 16.8 (No filing or stamp taxes), 16.11 (Financial statements), 16.13 (Proceedings and judgments) and 16.18 (No immunity from suit) to each Finance Party on the Effective Date.

16.1                       Status

(a)                                It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                                It has the power to own its assets, create security over its assets and carry on its business as it is being conducted.

16.2                       Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable, subject to:

(a)                                any applicable bankruptcy, insolvency, receivership, reorganisation, moratorium, examination, liquidation, court scheme, trust, court protection, preferential creditors, limitation of action and other laws affecting the enforcement of creditors’ rights generally;

(b)                                any general principles of equity, regardless of whether the enforcement is considered in a proceeding in equity or at law; or

(c)                                 in the case of any Security Document, the requirements specified at the end of clause 16.5.

16.3                       Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                any law or regulation applicable to it;

(b)                                its constitutional documents; or

(c)                                 any agreement or instrument binding upon it or any of its assets,

nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

16.4                       Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

16.5                       Validity and admissibility in evidence

All Authorisations required or desirable:

(a)                                to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)                                to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)                                 to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect save for the making of the appropriate registrations of the Security Documents with the UK Registrar of Companies, the Irish Companies Registration Office, the Irish Revenue Commissioners and (in relation to sub-charges over land in England and Wales) the Land Registry and the payment of Irish stamp duty of €630 on one counterpart of the Debenture and €12.50 on each other counterpart of the Debenture.

16.6                       Governing law and enforcement

(a)                                The choice of English law, Scottish law or, as the case may be, German law as the governing law of the Finance Documents will be recognised and enforced against the Borrower in its jurisdiction of incorporation.

(b)                                Any judgment obtained against it in England, Scotland or, as the case may be, Germany in relation to a Finance Document will be recognised and enforced against it in its jurisdiction of incorporation (subject to any general principles of law as at the date of this Agreement which are specifically referred to in any legal opinion delivered pursuant to clause 4.2).

16.7                       Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

16.8                          No filing or stamp taxes

Under the law of its jurisdiction of incorporation (except for the registrations referred to in clause 16.5 in respect of the Finance Documents as at the date of this Agreement and any registrations relating to further Finance Documents which are effected within the applicable period prescribed by law, and the registration fees payable in connection with those registrations) it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, other than filing for registration of the land charges (Grundschulden) to be created over German Property and notary fees and registration fees payable in connection with the creation, the assignment and registration of such land charges (Grundschulden).

16.9                          No default

(a)                                No Default is continuing or might be expected to result from the making of any Utilisation.

(b)                               No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject.

16.10                    Written information

(a)                                All factual information (excluding any forecasts or projections) (“Information”) in relation to the Transaction provided in writing by the Borrower to a Finance Party prior to the Effective Date is true and accurate in all respects.

(b)                               The Information contained in each Monthly Report, all Information supplied pursuant to clause 17 and all written Information compiled and supplied by the Borrower to a Finance Party in connection with a Secured Property Loan (including the Initial Secured Property Loan Package and the Secured Property Loan Actual Documentation) is so far as the Borrower is aware, true and accurate in all material respects and does not contain any material omissions as at its date and, so far as the Borrower is aware, all written Information compiled by a third party and supplied by the Borrower or the Servicer to a Finance Party in relation to a Secured Property Loan or a Non-approved Secured Property Loan is true and accurate in all respects.

(c)                                Since the making of each Secured Property Loan, accounts, books and records showing all transactions, payments, receipts, proceedings and notices relating to arrears or arrangements relating to that Secured Property Loan have been kept and all such accounts, books and records are up to date and accurate in all respects and are in the possession or held to the order of the Servicer or the Borrower.

16.11                    Financial statements

The accounts most recently delivered to the Agent by the Borrower and the Guarantor pursuant to clause 17.1 (Financial statements):

(a)                                have been prepared in accordance with GAAP consistently applied; and

(b)                               fairly represent its financial condition and operations as at the date to which they were drawn up.

16.12                    Pari passu ranking

(a)                                Subject to the requirements specified at the end of clause 16.5, each Security Document creates (or, once entered into, will create) in favour of the Security Trustee for the benefit of the Secured Parties the Security which it is expressed to create with the ranking and priority it is expressed to have subject to any general principles of law as of the date of this Agreement which are specifically referred to in any legal opinion delivered pursuant to clause 4.2.

(b)                               The Borrower’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.13                    Proceedings and judgments

(a)                                In the case of the Borrower, no litigation, arbitration, examinership or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined (and there is a reasonable likelihood of this), might be expected to result in a judgment against it for a monetary sum in excess of £1,000,000 have been started or (to the best of its knowledge and belief) threatened against it.

(b)                               In the case of the Guarantor, no litigation, arbitration, examinership or administration proceedings of or before any court, arbitral body or agency have resulted in a judgment or decree which meets the conditions set out in clause 19.7(b) (Litigation; judgments).

16.14                    Security

(a)                                As at the date of this Agreement, no Security exists over all or any of its present or future revenues or other assets other than Security created under the Finance Documents.

(b)                               The security conferred by or pursuant to the Debenture and/or, as the case may be, the German Security Documents constitutes a first priority security interest of the type described in the Debenture over the Secured Assets (as defined in the Debenture and/or, as the case may be, the Master Security Trust Agreement) over the Charged German Property (as defined in the Master Security Trust Agreement), which is not subject to any prior or pari passu Security and which is not liable to avoidance on the liquidation, examination, court protection or administration of the Borrower.

16.15                    No employees, Subsidiaries or other activities/assets

(a)                                The Borrower has no employees or Subsidiaries; nor does it own or occupy any premises.

(b)                               As at the date of this Agreement, the Borrower has not engaged in any activities (including the payment of dividends or the making of any distributions) since its incorporation other than the execution of the Finance Documents and the performance of its obligations under the Finance Documents.

(c)                                The Borrower has no assets other than Relevant Secured Property Loans Assets (and any assets relating to them) and Non-approved Secured Property Loan Assets (and any assets relating to them).

16.16                    Ownership of the Borrower

The whole of the issued share capital of the Borrower is directly or indirectly owned by Capmark Bank Europe p.l.c. or its holding companies.

16.17                    Registration requirements

Except for the registrations and the payment of Irish stamp duty referred to in clause 16.5 in respect of the Finance Documents, as at the date of this Agreement and any registrations relating to further Finance Documents which are effected within the applicable period prescribed by law, and the registration fees payable in connection with those registrations and the registration of the land charges (Grundschulden) to be created over German Property and notary fees and registration fees payable in connection with the creation, the assignment and registration of such land charges (Grundschulden), it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any authority, or that any stamp, registration or similar Tax be paid on or in respect of them.

16.18                    No immunity from suit

In any proceedings taken in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

16.19                    Centre of main interest; Tax; rating

(a)                                The Borrower’s centre of main interest (for the purpose of EU Council Regulation 1346/2000 EC on Insolvency Proceedings) is in Ireland.

(b)                               The Borrower is effectively managed and controlled in Ireland for the purposes of Irish Tax.

(c)                                The Borrower has paid all Tax which it has become liable to pay.

(d)                               The Borrower is a qualifying company under s110 Irish Taxes Consolidation Act 1997.

16.20                    Know your customer

It has complied with all “know your customer” or other similar checks required on its part under all applicable laws and regulations in relation to the Secured Property Loan Borrowers and prior lenders of any Relevant Secured Property Loan and any Non-approved Secured Property Loan.

16.21                    Secured Property Loans

(a)                                On each Closing Date in relation to a Relevant Secured Property Loan, the Borrower represents and warrants to each Finance Party, in respect only of each Relevant Secured Property Loan to be made or acquired by the Borrower on that Closing Date, that the representations and warranties set out in schedule 9 (Representations and warranties of the Borrower regarding the Secured Property

                                              Loans) are true and correct, in each case subject to any matters disclosed in writing to the Agent.

(b)                               On each Closing Date in relation to a Relevant Secured Property Loan, the Borrower represents and warrants to each Finance Party, in respect only of each Relevant Secured Property Loan to be made or acquired by the Borrower on that Closing Date, that:

(i)                                   the Secured Property Loan Eligibility Criteria are satisfied in respect of that Relevant Secured Property Loan;

(ii)                                the Secured Property Loan Agreement for that Relevant Secured Property Loan is in substantially the form supplied to the Agent as part of the Secured Property Loan Actual Documentation for that Relevant Secured Property Loan; and

(iii)                             the Borrower has not waived without the prior written consent of the Agent, any condition precedent contained in the Secured Property Loan Agreement which a reasonably prudent lender would consider material to that Relevant Secured Property Loan or the Collateral Security to be granted in relation to it, in each case subject to any matters disclosed in writing to the Agent.

16.22                    Non-approved Secured Property Loans

(a)                                On each Closing Date in relation to a Non-approved Secured Property Loan, the Borrower represents and warrants to each Finance Party that the representations and warranties set out in schedule 9 (Representations and warranties of the Borrower regarding the Secured Property Loans)  are true and correct in respect of each Non-approved Secured Property Loan to be made or acquired by the Borrower on that Closing Date, in each case subject to any matters disclosed in writing to the Agent.

(b)                               On each Closing Date in relation to a Non-approved Secured Property Loan, the Borrower represents and warrants to each Finance Party, in respect only of each Non-approved Secured Property Loan to be made or acquired by the Borrower on that Closing Date, that:

(i)                                   the Non-approved Secured Property Loan Eligibility Criteria are satisfied in respect of that Non-approved Secured Property Loan;

(ii)                                the Non-approved Secured Property Loan Agreement for that relevant Non-approved Secured Property Loan will be in substantially the form supplied to the Agent as part of the Secured Property Loan Actual Documentation for the corresponding Non-approved Secured Property Loan; and

(iii)                             the Borrower has not waived without the prior consent of the Agent, any condition precedent contained in the Non-approved Secured Property Loan Agreement which a reasonably prudent lender would consider material to that Non-approved Secured Property Loan or the Collateral Security to be granted in relation to it, in each case subject to any matters disclosed in writing to the Agent.

16.23                    Material Adverse Effect

Each of the Borrower and the Guarantor represents and warrants that, as at the Effective Date, there do not exist any references to Material Adverse Effect (as defined in the Original Facility Agreement) or any other substantially similar concept with respect to any other Financial Indebtedness guaranteed by the Guarantor arising from asset-backed or secured facilities to which it or any of its Subsidiaries is a party.

16.24                    Repetition

The Repeating Representations are deemed to be made as applicable by the Borrower and the Guarantor by reference to the facts and circumstances then existing on the date of each Utilisation Request, each Utilisation Date and the first day of each Interest Period and the date of partial repayment of any Loan in accordance with clause 7.4 (c).

17.                                INFORMATION UNDERTAKINGS

The undertakings in this clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1                          Financial statements

(a)                                The Borrower and the Guarantor shall supply and the Borrower shall procure that each member of the Group which produces them supplies to the Agent (in sufficient copies for all the Lenders) and to the Security Trustee as soon as the same become available but in any event within 120 days after the end of each of its financial years or, as applicable, half years:

(i)                                   its audited financial statements for that financial year; and

(ii)                                its unaudited financial statements for that half year.

(b)                               The Guarantor shall supply to the Agent (in sufficient copies for all the Lenders) and to the Security Trustee, as soon as the same becomes available, an unaudited financial report for each quarter.

(c)                                The Borrower shall supply to the Agent (in sufficient copies for all the Lenders) and to the Security Trustee, as soon as the same becomes available, an unaudited financial report for each month.

17.2                          Requirements as to financial statements

(a)                                Each set of financial statements delivered by the Borrower pursuant to clause 17.1 shall be certified by a director of the Borrower as fairly representing its financial condition and operations as at the end of and for the financial year or half year in relation to which those financial statements were drawn up.

(b)                               The Borrower shall procure that each set of financial statements delivered pursuant to clause 17.1 is prepared using GAAP and in the case of clause 17.1(a) audited by a firm of accountants of international repute.

17.3                          Relevant Secured Property Loans

(a)                                The Borrower shall:

(i)                                   on a monthly basis, cause to be promptly supplied (in sufficient copies for all the Lenders and the Security Trustee) the information set out in schedule 8 (Secured Property Loan Information) in relation to each Relevant Secured Property Loan;

(ii)                                cause to be promptly supplied to the Agent (in sufficient copies for all the Lenders) and the Security Trustee a copy of each report produced by the Servicer under the Servicing Agreement; and

(iii)                             cause to be supplied to the Agent and the Security Trustee as soon as practicable, and in any event within five Business Days, notice of any default by a Secured Property Loan Borrower or by any significant tenant of a Property in either case relating to a Relevant Secured Property Loan or of any other significant event occurring in relation to a Relevant Secured Property Loan (including in relation to any relevant Property).

(b)                               The Borrower shall procure that the Servicer shall give each Finance Party access to the investor website “IQ” in relation to the Relevant Secured Property Loans upon, and subject to each Finance Party accepting that it is bound by, the terms imposed by the Servicer from time to time in respect of that access.

(c)                                The Borrower shall (and shall procure that the Servicer shall) permit the Security Trustee and its representatives:

(i)                                   access to all books and records, accounts, documentation and other information maintained by each of the Borrower and the Servicer in relation to the Relevant Secured Property Loans (including in particular the Secured Property Loan Actual Documentation and Title Deeds relating to each Relevant Secured Property Loan) and their respective obligations under the Finance Documents; and

(ii)                                to conduct such audits or other investigations as it may require in connection with any Finance Party’s rights and obligations under this Agreement.

(d)                               The Security Trustee shall be entitled to have the access referred to in clause 17.3(c)(i) for itself and its representatives (which shall in that instance include access to the premises where the information is maintained) and to conduct the audits and investigations referred to in clause 17.3(c)(ii):

(i)                                   subject to clause 17.3(d)(ii), no more than once in any period of 12 months; and

(ii)                                at any time during the continuance of a Default, in each case upon reasonable notice at any time agreed between the Borrower and the Security Trustee (or failing agreement, at such reasonable times during normal business hours as the Security Trustee may determine).

(e)                                If and to the extent that the Security Trustee does not avail itself (either by itself or its representatives) of its rights pursuant to clause 17.3(c) and (d), then the Agent may do so in its stead (with any references in clause 17.3(c) and (d) to the Security Trustee being construed as a reference to the Agent for this purpose).

17.4                          Servicing compliance

(a)                                The Borrower shall procure that the Servicer provides to the Agent (in sufficient copies for all the Lenders) and the Security Trustee promptly on the same becoming available an annual rating report of Fitch Ratings (or another internationally recognised rating agency) on the Servicer.

(b)                               The Borrower shall procure that accompanying that annual report the Servicer shall certify in writing to the Agent and the Security Trustee that it has in all material respects complied, in relation to the Relevant Secured Property Loans, with the servicing and collection procedures and policies made available to Fitch Ratings (or the other rating agency) in the preparation of its report.

(c)                                For the avoidance of doubt, nothing in the Finance Documents shall require the Servicer to make available to any Finance Party its servicing and collection procedures and policies.

17.5                          Non-approved Secured Property Loans

The Borrower shall, on each Closing Date in respect of a Non-approved Secured Property Loan and thereafter on monthly basis so long as such Non-approved Secured Property Loan remains funded by the Interim Funder:

(a)                                cause to be promptly supplied to the Agent (in sufficient copies for all the Lenders and the Security Trustee) the information set out in schedule 8 (Secured Property Loan Information) in relation to such Non-approved Secured Property Loan; and

(b)                               cause to be supplied to the Agent and the Security Trustee as soon as practicable, and in any event within five Business Days, notice of any default by a Non-approved Secured Property Loan Borrower or by any significant tenant of a Property in either case relating to a Non-approved Secured Property Loan or of any other significant event occurring in relation to a Non-approved Secured Property Loan (including in relation to any relevant Property), and notice of repayment of such Non-approved Secured Property Loan unless repayment results from a Utilisation under this Agreement.

17.6                          Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) and to the Security Trustee:

(a)                                copies of any material documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as it is dispatched;

(b)                               promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it; and

(c)                                promptly, such further information regarding its financial condition, business and operations as any Finance Party (through the Agent) may request.

17.7                          Notification of default

(a)                                The Borrower shall notify the Agent and the Security Trustee of:

(i)                                   any Default (and the steps, if any, being taken to remedy it);

(ii)                                any failure of any other member of the Group to pay any Financial Indebtedness when due,

in each case promptly upon becoming aware of its occurrence and in any event within three Business Days of such occurrence.

(b)                               On or about each anniversary of the date of this Agreement and within three Business Days of a request from time to time by the Agent or the Security Trustee, the Borrower shall supply to the Agent or, as the case may be, the Security Trustee a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)                                The Borrower shall, immediately on receipt or notice of the same, supply to the Agent and the Security Trustee full details of any application to the court for an administration order under Paragraph 10, Schedule B1 Insolvency Act made in respect of the Borrower and (without prejudice to Paragraph 12(2), Schedule B1 Insolvency Act 1986) of any actual or proposed appointment of an administrator by the holder of a qualifying floating charge (within the meaning of Paragraph 14, Schedule B1 Insolvency Act 1986) or (without prejudice to Paragraph 26(1), Schedule B1 Insolvency Act 1986) by the Borrower or its directors or of the commencement of any examinership.

(d)                               The Borrower will give immediate notice to the Agent and the Security Trustee promptly upon its becoming aware of any proposal to present a petition to appoint an examiner or liquidator or analogous official to it.

(e)                                The Borrower will give immediate notice to the Agent and the Security Trustee upon its becoming aware of any steps being taken to hold it or the Guarantor or any Affiliate of either of them liable for the whole or any part of the debts of a Related Company or of any contribution order made under the Irish Companies Acts (including, s140 Irish Companies Act 1990) or any analogous legislation with respect to the Borrower, the Guarantor or any Affiliate of either of them.

17.8                          “Know your customer” checks

(a)                                If:

(i)                                   the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                any change in the status of the Borrower after the date of this Agreement; or

(iii)                             a proposed assignment or transfer by a Lender in accordance with the terms of this Agreement of any of its rights and obligations under this Agreement to a person that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of clause 17.6(a)(iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause 17.6(a)(iii), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause 17.6(a)(iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                               Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.                                GENERAL UNDERTAKINGS

The undertakings in this clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1                          Authorisations

(a)                                The Borrower shall promptly:

(i)                                   obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)                                supply certified copies to the Agent and the Security Trustee of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation or any other relevant jurisdiction to enable it to perform its obligations under the Finance Documents, to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation, or any other relevant jurisdiction of any Finance Document and otherwise to carry on its business.

(b)                               The Borrower shall ensure that the registrations specified at the end of clause 16.5 (Validity and admissibility in evidence) are made promptly.

18.2                          Compliance with laws

The Borrower shall comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents and shall pay all of its Taxes as they fall due for payment.

18.3                          Negative pledge

The Borrower shall not create or permit to subsist any Security over any of its assets other than such as may be effected by or pursuant to the Finance Documents.

18.4                          Disposals

(a)                                The Borrower shall not, and shall not agree to, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset other than:

(i)                                   any disposal constituted by or made pursuant to the Finance Documents;

(ii)                                a disposal of a Non-approved Secured Property Loan and related Non-approved Secured Property Loan Assets; and

(iii)                             any securitisation, sale or refinancing of Relevant Secured Property Loans (together with any related Collateral Security), provided that any Loan made to fund or refinance any Relevant Secured Property Loan which is securitised, sold or refinanced is prepaid out of the proceeds of the securitisation, sale or refinancing pursuant to clause 7.5 (Voluntary prepayment).

(b)                               It is the intention of the Parties that the Security Documents should not create any Security over any Non-approved Secured Property Loan Assets.  Each Finance Party shall promptly grant such releases and take such other steps as the Borrower may reasonably request to release from the Security constituted by the Security Documents any Non-approved Secured Property Loan and related Non-approved Secured Property Loan Assets, to the extent that they are (contrary to the Parties’ intention) within that Security.

(c)                                The Borrower shall dispose of any Non-approved Secured Property Loan within two months of the Agent notifying the Borrower that the Lenders have finally refused to make a Loan in respect of it.

18.5                          Corporate matters

(a)                                The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)                               The Borrower shall not without the prior written consent of the Agent:

(i)                                   declare any dividend (other than a dividend not exceeding in respect of any accounting period its after-tax profit for that period) or other distribution in respect of its shares, provided that this does not apply to any payment of interest under the terms of the Relevant Subordinated Loan Agreement or any Non-approved Secured Property Loan Interim Funding Agreements or to any dividend or distribution funded by a payment made to the Borrower or at its direction pursuant to clause 8 (Receipts and payments) of the Debenture;

(ii)                                issue any further shares, reduce its share capital or alter any rights attaching to its issued shares in each case in a manner which might reasonably be expected materially to prejudice the interests of the Lenders in respect of the Facility; or

(iii)                             otherwise amend its constitutional documents.

18.6                          Change of business, employees and assets

(a)                                The Borrower shall not carry on any business other than the making, acquisition, sale, securitisation, refinancing and realisation of the Secured Property Loans and all activities incidental to those transactions or required to perform its obligations under the Finance Documents.

(b)                               The Borrower shall not have any employees (for the avoidance of doubt, the directors of the Borrower shall not be employees for these purposes).

(c)                                The Borrower shall not own, rent, lease or be in possession of any buildings or equipment or any other assets other than Relevant Secured Property Loan Assets and Non-approved Secured Property Loan Assets.

18.7                          Lending

The Borrower shall not make any loans (other than Secured Property Loans) or give any other form of credit or give any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person.

18.8                          Borrowing

(a)                                The Borrower shall not incur any Financial Indebtedness other than (i) to a Finance Party under the Finance Documents, (ii) to the Subordinated Lender under the Relevant Subordinated Loan Agreement or (iii) to the Interim Funder under the Non-approved Secured Property Loan Interim Funding Agreements, provided that:

(i)                                   the Agent shall receive a Utilisation Request in respect of any Loan made under the Non-approved Secured Property Loan Interim Funding Agreements within two months of the funding of such Loan under the Non-approved Secured Property Loan Interim Funding Agreement; and

(ii)                                in the event that the Lenders refuse to refinance such Loan under this Facility, the Borrower shall repay such under the Non-approved Secured Property Loan Interim Funding Agreements within two months of such refusal; and

(iii)                             the maximum aggregate amount made available to the Borrower under the Non-approved Secured Property Loan Interim Funding Agreements shall not exceed £500,000,000 at any time.

18.9                          Hedging

The Borrower shall ensure that, in relation to each Relevant Secured Property Loan:

(a)                                to the extent that the Secured Property Loan Borrower is entitled to pay a fixed rate of interest, the Borrower has the benefit of a hedging agreement with the Swap Counterparty pursuant to the Master Swap Agreement pursuant to which the Borrower has swapped its fixed rate receipt for a floating rate payment from the Swap Counterparty; and

(b)                               to the extent that clause 18.9(a) does not apply, the Secured Property Loan Borrower has the benefit of an interest rate swap or cap with the Swap Counterparty (or another counterparty acceptable to the Agent) pursuant to a form of hedging agreement the benefit of which has been assigned or charged to the Borrower and forms part of the Collateral Security for the Relevant Secured Property Loan.

18.10                    The Relevant Secured Property Loans

The Borrower shall:

(a)                                 save as required by law, or with the prior consent of the Finance Parties, ensure that no reference to this Agreement or any Finance Party or any Subsidiary or Holding Company (as defined in s736 Companies Act 1985) of any Finance Party (in its capacity as a Finance Party) is made in documentation, correspondence or marketing relating to the origination of Relevant Secured Property Loans;

(b)                                use its best endeavours to ensure that the Servicer complies with its obligations under the Servicing Agreement and in particular that Servicer shall exercise all of its discretions under any of the Finance Documents in a manner that is not prejudicial to any Finance Party;

(c)                                 promptly report to the Agent at the Agent’s request and to the Security Trustee if it so requests regarding the performance of the Servicer under the Servicing Agreement;

(d)                                exercise all its rights to ensure that the Servicer keeps up-to-date, full and proper accounts, books and records showing clearly all transactions, payments, receipts and proceedings relating to the Relevant Secured Property Loans and the Collateral Security which are in the possession of or held to the order of the Borrower;

(e)                                 not without the consent of the Security Trustee and the Agent terminate the Servicing Agreement, nor take steps which could lead to any such termination, unless a successor or replacement servicer approved in writing in advance by the Lender has been appointed;

(f)                                   not sell, transfer or otherwise dispose of any Relevant Secured Property Loan or Collateral Security save as referred to in clause 18.4;

(g)                                use all reasonable endeavours to ensure that all Relevant Secured Property Loans are documented in substantially the form of Secured Property Loan Standard Documentation;

(h)                                take all steps a reasonable lender would take to enforce its rights under the Mortgage Loan Actual Documentation relating to each Relevant Secured Property Loan;

(i)                                    not, nor will it permit others to, amend or waive any provision of any Secured Property Loan Actual Documentation in respect of any Relevant Secured Property Loan in any manner which might be expected to materially and adversely affect the value of such Relevant Secured Property Loan;

(j)                                    ensure that (i) all payments made by each Secured Property Loan Borrower to the Borrower with respect to any Relevant Secured Property Loan are directed to be made to the Borrower Account or, as applicable, the CSA Account (and provided that all such payments made pursuant to direct debit or other similar arrangements entered into between each relevant Secured Property Loan Borrower and the Borrower are directed to be made to the Borrower Account), (ii) no payments are made out of the Borrower Account or the CSA Account other than as permitted or contemplated by the Finance Documents and (iii) neither the Borrower Account nor the CSA Account is overdrawn;

(k)                                 not release any Security in respect of any Relevant Secured Property Loan unless it has been irrevocably paid in full and all facilities which might give rise to Secured Obligations (as that term is defined in the relevant Secured Property Loan Agreement) have terminated; and

(l)                                    not without the prior consent of the Agent and the Security Trustee, open or maintain any bank account, other than the Borrower Accounts, the CSA Account and any account (in respect of which the Finance Parties shall not be entitled to any Security) into which any monies relating to Non-approved Secured Property Loans may be paid.

18.11                    Covenants in respect of hedging

The Borrower undertakes that it will:

(a)                                 diligently enforce the indemnities in respect of hedging and related breakage costs as set out in each Secured Property Loan Agreement; and

(b)                                forthwith pay all sums due to the Swap Counterparty pursuant to the Master Swap Agreement, in accordance with and subject to the terms of the Debenture.

18.12                    Finance Documents

In respect of each Finance Document, the Borrower shall:

(a)                                 notify the Agent and the Security Trustee as soon as it becomes aware of any breach of it (other than by a Finance Party) and the Security Trustee which might reasonably be expected materially and adversely to affect the interests of the Lenders in respect of the Facility;

(b)                                not without the prior written consent of the Agent agree to any amendment of it or to any waivers of any of its rights under it which might reasonably be expected materially and adversely to affect the interests of the Lenders in respect of the Facility;

(c)                                 except in the case of the Servicing Agreement to which clause 18.10(b) relates, use its reasonable endeavours to enforce its rights under it (other than those against any Finance Party); and

(d)                                ensure that it is not terminated without a replacement acceptable to the Agent being implemented as soon as reasonably practicable.

18.13                    Securitisation

The Borrower shall procure that no arrangement or distribution mandate shall be awarded by any member of the Group relating to the Relevant Secured Property Loans unless:

(a)                                 a written request has been made of IXIS Corporate & Investment Bank asking for a proposal for the provision of the relevant services by IXIS Corporate & Investment Bank; and

(b)                                any proposal made by IXIS Corporate & Investment Bank (within any reasonable time limit set out in the written request) has been considered by the relevant member of the Group.

18.14                    Undertakings of the Guarantor

The Guarantor will:

(a)                                 procure that, so far as it is aware, at the time of the Borrower agreeing to any prospective Secured Property Loans, such Secured Property Loans are, in all material respects, of a credit quality not less than comparable commercial mortgage loans originated by Capmark Bank Europe p.l.c. or any of its Affiliates in the course of their ordinary business as a lender of commercial mortgage loans, but it shall not (unless due to its default in the performance of its obligations under this clause 18.14(a)) be liable to any Finance Party, the Swap Counterparty or the Borrower for any losses, damages or expenses incurred as a result of the failure by a Secured Property Loan Borrower to repay a Secured Property Loan (or to pay any other amount due) in whole or in part; and

(b)                                promptly provide all such information as the Agent may reasonably request to enable the Agent to satisfy itself as to its compliance with clause 18.14(a).

18.15                Reinstatement of Material Adverse Effect

The Parties agree that if the Guarantor or any of its Subsidiaries (with respect to Financial Indebtedness guaranteed by the Guarantor) includes or permits to be included a reference to Material Adverse Effect (as defined in the Original Facility Agreement) or any other substantially similar concept in relation to any other Financial Indebtedness arising from asset-backed or secured facilities to which it or any of its Subsidiaries is a party, then (i) the definition of Material Adverse Effect in clause 1.1 and (ii) clause 19.14 of the Original Facility Agreement shall both immediately be deemed to be reinstated in the Facility Agreement as if they had never been deleted.

19.                                EVENTS OF DEFAULT

Each of the events or circumstances set out in clauses 19.1 to 19.14 is an Event of Default.

19.1                          Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                 its failure to pay is caused by administrative or technical error outside the Borrower’s control; and

(b)                                payment is made within three Business Days of its due date.

19.2                          Other obligations

(a)                                 Any party to any of the Finance Documents (other than a Finance Party) fails to comply with any of the provisions of clauses 3 (Purpose), 17.5(c), (d) and (e) (Notification of default), 18.3 (Negative pledge) or 18.4 (Disposals) of this Agreement.

(b)                                Any party to any of the Finance Documents (other than a Finance Party) does not comply with any other provision of any Finance Document, but no Event of Default will occur if the failure to comply is capable of remedy and is remedied within, in the case of a failure to comply with clause 17.2 (Monthly report), 30 Business Days, or in any other case, 30 days of the failure to comply.

19.3                          Misrepresentation

Any representation, warranty or statement made or deemed to be made by any party to any of the Finance Documents (other than a Finance Party) or any other document delivered by or on behalf of such party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect (or insofar as any representation, warranty or statement is already qualified by reference to materiality, in any respect) when made or deemed to be made, but no Event of Default will occur if the failure to comply is capable of remedy and is remedied within two Business Days of the failure to comply.

19.4                          Insolvency

(a)                                 An Act of Insolvency occurs with respect to any member of the Group.

(b)                                The Borrower without the Agent’s prior written consent ceases or suspends, or threatens to cease or suspend all or a material part of its business as operated on the date of this Agreement or enters into any unrelated business not contemplated by this Agreement.

(c)                                 Any other member of the Group without the Agent’s prior written consent ceases or suspends all or a substantial part of its business, which in turn constitutes a substantial part (more than 25 per cent.) of the Group’s business, taken as a whole, as operated on the date of this Agreement.

19.5                          Cross default

(a)                                 Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)                                Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                 Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)                                Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                                 No Event of Default will occur under:

(i)                                     this clause 19.5 if the aggregate amount of Financial Indebtedness or Commitment for Financial Indebtedness falling within clause 19.5(a) to (d) is:

(1)                                 in respect of the Borrower, less than £1,000,000; and

(2)                                 in respect of each other member of the Group, less than US$50,000,000, or in each case its equivalent in any other currency or currencies;

(ii)                                  clause 19.5(a), (b) or (d) in the case of Financial Indebtedness owed other than to IXIS Corporate & Investment Bank, unless the relevant creditor issues a written demand for immediate repayment of the relevant Financial Indebtedness; or

(iii)                               clause 19.5(c), in the case of Financial Indebtedness owed other than to IXIS Corporate & Investment Bank.

19.6                          Creditors’ Process

Any expropriation, attachment, sequestration, distress, execution or diligence (each a “Creditor’s Process”) affects any asset or assets of:

(a)                                 the Borrower and is not discharged within 10 Business Days; or

(b)                                any other member of the Group which:

(i)                                     shall not have been discharged within 60 days; and

(ii)                                  involves a liability (not paid or fully covered by insurance) of either:

(1)                                 US$50,000,000 or more, in the case of a single Creditor’s Process; or

(2)                                 US$100,000,000 or more in the aggregate, in the case of more than one Creditor’s Process.

19.7                          Litigation; judgments

(a)                                 Any litigation, arbitration, examinership or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined (and there is a reasonable likelihood of this), might be expected to result in a judgment against it for a monetary sum in excess of £1,000,000 is commenced against the Borrower.

(b)                                One or more judgments or decrees shall:

(i)                                     be entered against any member of the Group;

(ii)                                  not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from that entry; and

(iii)                               involve a liability (not paid or fully covered by insurance) of either:

(1)                                 US$50,000,000 or more, in the case of a single judgment or decree; or

(2)                                 US$100,000,000 or more in the aggregate, in the case of more than one judgment or decree.

19.8                          Ownership of the Borrower

Except with the consent of the Agent, the entire issued capital of the Borrower ceases to be directly or indirectly owned by Capmark Bank Europe p.l.c. or its holding companies.

19.9                          Unlawfulness

It is or becomes or it is reasonably likely for it to become unlawful for any Party (other than a Finance Party) to perform any of its obligations under the Finance Documents or for such performance to be legally ineffective.

19.10                    Repudiation

Any Party (other than a Finance Party) repudiates or is reasonably likely to repudiate a Finance Document or otherwise render it legally ineffective.

19.11                    Guarantee

The Guarantee is or becomes or is reasonably likely to become unenforceable or the Guarantor claims the Guarantee is unenforceable.

19.12                    Security

Any Security Document is not, is reasonably likely not or is alleged by the Borrower not to be binding on or enforceable against the Borrower or effective to create the Security intended to be created by it with the ranking and priority it is expressed to have.

19.13                    Servicing Agreement termination and other Servicer events

(a)                                 The Servicing Agreement is terminated for whatever reason and is not replaced by an alternative arrangement reasonably acceptable to the Agent and the Security Trustee, within such reasonable time period as may be specified by the Agent.

(b)                                A Servicer Event of Default (as defined in the Servicing Agreement) or a Loss of Servicer Rating occurs and the Servicing Agreement is not replaced as referred to in clause 19.13(a).  For this purpose, a “Loss of Servicer Rating” means the Servicer’s rating from Fitch Ratings falling to CPS3uk or below.

19.14                    Acceleration

On and at any time after the occurrence of an Event of Default, the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Borrower (copied to the Security Trustee):

(a)                                 cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)                                declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                 declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 8
CHANGES TO PARTIES

20.                                CHANGES TO THE LENDERS

20.1                          Assignments and transfers by the Lenders

Subject to this clause 20, a Lender (the “Existing Lender”) may:

(a)                                 assign any of its rights; or

(b)                                transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

20.2                          Conditions of assignment or transfer

(a)                                 The consent of the Borrower is not required for an assignment or transfer by an Existing Lender to one of its Affiliates.

(b)                                During the continuance of an Event of Default, the consent of the Borrower is not required for an assignment or transfer by an Existing Lender to any entity.

(c)                                 The consent of the Borrower is not required for an assignment or transfer to a person which is from time to time on a list of approved transferees agreed between the Borrower and the Agent.

(d)                                A transfer will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(e)                                 A transfer will only be effective if the procedure set out in clause 20.5 is complied with.

(f)                                   If:

(i)                                     the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                  as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 11 (Tax gross-up and indemnities) or clause 12 (Increased costs) or otherwise under the Finance Documents, then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

20.3                          Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £2,500.

20.4                          Limitation of responsibility of Existing Lenders

(a)                                 Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                  the financial condition of the Borrower or the Guarantor;

(iii)                               the performance and observance by the Borrower or the Guarantor of its obligations under the Finance Documents or any other documents; or

(iv)                              the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                     has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower or the Guarantor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of the Borrower or the Guarantor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                                 Nothing in any Finance Document obliges an Existing Lender to:

(i)                                     accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 20; or

(ii)                                  support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower or the Guarantor of its obligations under the Finance Documents or otherwise.

20.5                          Procedure for transfer

(a)                                 Subject to the conditions set out in clause 20.2, a transfer is effected in accordance with clause 20.5(b) when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below) as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and shall deliver a copy of the Transfer Certificate so executed to the Security Trustee and the Borrower.

(b)                                The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that New Lender.

(c)                                 On the Transfer Date:

(i)                                     to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Borrower, the Guarantor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                  each of the Borrower, the Guarantor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)                               the Agent, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)                              the New Lender shall become a Party as a “Lender”.

20.6                          Sub-participations

Any Lender may enter into sub-participation arrangements with any person on the list of approved transferees referred to in clause 20.2(c) or (subject to no disclosure being made to the sub-participant regarding, or which would allow it to calculate, the Margin or other pricing for the Facility) any other person without the consent of the Borrower.

20.7                          Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)                                 to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                                with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower or the Guarantor;

(c)                                 being a professional adviser of the Lender;

(d)                                where required to be disclosed by any applicable law or regulation; or

(e)                                 with the Borrower’s prior written consent

any information about the Borrower and the Finance Documents as that Lender shall consider appropriate if, in relation to clause 20.7(a) to (b), the person to whom the information is to be given has entered into a confidentiality undertaking in a form acceptable to the Borrower.  This clause supersedes any previous agreement relating to the confidentiality of this information.

21.                                NO CHANGES TO THE BORROWER

The Borrower may not without the Agent’s prior written consent assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except as provided under them.

22.                                ROLE OF THE AGENT

22.1                          Appointment of the Agent

(a)                                 Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                                Each Lender authorises each of the Agent and the Security Trustee to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

22.2                          Duties of the Agent

(a)                                 The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                                Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                 If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)                                If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                 The Agent shall promptly send to the Security Trustee such certification as the Security Trustee may require pursuant to the Debenture.

(f)                                   The duties of the Agent under the Finance Documents are solely mechanical and administrative in nature.

22.3                          No fiduciary duties

(a)                                 Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)                                The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

22.4                           Business with the Borrower

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

22.5                          Rights and discretions of the Agent

(a)                                 The Agent may rely on:

(i)                                     any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                  any statement made by a director, authorised signatory or employee of any person regarding any matters which may be assumed to be within his knowledge or within his power to verify.

(b)                                The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders that:

(i)                                     no Default has occurred (unless it has actual knowledge of a Default arising under clause 19.1 (Non-payment)); and

(ii)                                  any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)                                 The Agent may engage, pay for and rely on the advice or Servicer of any lawyers, accountants, surveyors or other experts.

(d)                                The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                                 The Agent may disclose to any other Party any information it believes it has received as agent under this Agreement.

(f)                                   Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

22.6                          Majority Lenders’ instructions

(a)                                 Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                                Unless a contrary indication appears in a Finance Document, any instructions given pursuant to a Finance Document by the Majority Lenders will be binding on all the Finance Parties.

(c)                                 The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                 The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

22.7                          Responsibility for documentation

The Agent is not:

(a)                                 responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Borrower, the Guarantor or any other person given in or in connection with any Finance Document; or

(b)                                responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

22.8                          Exclusion of liability

(a)                                 Without limiting clause 22.8(b), neither the Agent nor the Security Trustee will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful default.

(b)                                No Party (other than the Agent or the Security Trustee) may take any proceedings against any officer, employee or agent of the Agent or the Security Trustee in respect of any claim it might have against the Agent or the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Trustee may rely on this clause in accordance with, and within the meaning of, the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)                                 The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)                                Nothing in this Agreement shall oblige the Agent to carry out “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

22.9                          Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, claim, loss, demand or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Finance

Documents (unless it has been reimbursed by the Borrower pursuant to a Finance Document).

22.10                    Resignation of the Agent

(a)                                 The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)                                Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower and the Security Trustee) may appoint a successor Agent.

(c)                                 If the Majority Lenders have not appointed a successor Agent in accordance with clause 22.10(b) within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)                                The retiring Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                                 The resignation notice of the Agent shall only take effect upon the appointment of a successor.

(f)                                   Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 22. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                After consultation with the Borrower and the Security Trustee, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with clause 22.10(b). In this event, the Agent shall resign in accordance with clause 22.10(b).

22.11                    Confidentiality

(a)                                 The Agent (in acting as agent for the Lenders) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

22.12                    Relationship with the Lenders

(a)                                 The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                 Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with schedule 4 (Mandatory Cost formulae).

22.13                Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(a)                                the financial condition, status and nature of the Borrower and the Guarantor;

(b)                                the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                 whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

22.14                Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

22.15                Security Trustee

Each Lender confirms that it has been supplied with a copy of the Debenture and the German Security Documents and agrees (in each case in its capacity as a Secured Party) to be bound by the provisions of it (including, those in favour of the Security Trustee), and fulfil and discharge all obligations of and liabilities of a Secured Party under the Debenture and the German Security Documents as if they themselves were a party to the Debenture and the German Security Documents.

23.                              CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                 oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

24.                              SHARING AMONG THE FINANCE PARTIES

24.1                       Payments to Finance Parties

If a Finance Party other than the Security Trustee (a “Recovering Finance Party”) receives or recovers any amount from the Borrower and the Guarantor other than in accordance with clause 25 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)                                the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 25 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                 the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 25.5 (Partial payments).

24.2                       Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by, as relevant, the Borrower or the Guarantor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 25.5 (Partial payments).

24.3                       Recovering Finance Party’s rights

(a)                                On a distribution by the Agent under clause 24.2, the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 24.3(a), as relevant, the Borrower or the Guarantor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

24.4                       Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 24.2 shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and, as relevant the Borrower or the Guarantor will be liable to the reimbursing Lender for the amount so reimbursed.

24.5                       Exceptions

(a)                                This clause 24 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against, as relevant, the Borrower or the Guarantor.

(b)                                A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                     it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                  that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable after having received notice and did not take separate legal or arbitration proceedings.

SECTION 9
ADMINISTRATION

25.                              PAYMENT MECHANICS

25.1                       Payments to the Agent

(a)                                Subject to clause 25.10, on each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or, as the case may be, the Lender shall make the same available to the Agent (unless instructed otherwise by the Agent or a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                Payment shall be made to such account in the principal financial centre of the country of the currency of payment (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

25.2                       Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clauses 25.3, 25.4 and 25.10, be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

25.3                       Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with clause 26 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.4                       Clawback

(a)                                Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                If the Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent calculated by it to reflect its cost of funds.

25.5                       Partial payments

If the Agent receives prior to the date on which the Agent serves an Enforcement Notice a payment that is insufficient to discharge all the amounts then due and payable by the

Borrower under the Finance Documents, the Agent shall apply that payment in accordance with the provisions of clause 8 (Receipts and payments) of the Debenture.

25.6                       No set-off

All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.7                       Business Days

(a)                                Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.8                       Currency of account

(a)                                Subject to clause 25.8(b) to (e), Sterling is the currency of account and payment for any sum due from the Borrower under this Agreement.

(b)                                A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                                 Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                                Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                 Any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency.

25.9                       Change of currency

(a)                                Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower) or, in the case of an amount due to the Security Trustee, by the Security Trustee; and

(ii)                                  any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent.

(b)                                If a change in any currency of a country occurs, this Agreement will, to the extent the Agent specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

25.10                Payments to the Security Trustee

Notwithstanding any other provision of any Finance Document, at any time after the Agent serves an Enforcement Notice:

(a)                                the Borrower shall pay all sums due under any Finance Document; and

(b)                                the Agent and each Lender shall pay all sums received or recovered from the Borrower under any Finance Document,

in each case to the Security Trustee or as the Security Trustee may direct for application in accordance with the terms of the Security Documents.

26.                              SET-OFF

A Finance Party may set off or otherwise reduce any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27.                              COMMUNICATIONS

27.1                       Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

27.2                       Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with is that identified with its name below or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

27.3                       Delivery

(a)                                Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)                                     if by way of fax, when received in legible form; or

(ii)                                  if by way of letter, when it has been left at the relevant address,

and, if a particular department or officer is specified as part of its address details provided under clause 27.2, if addressed to that department or officer.

(b)                                Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)                                 All notices from or to the Borrower shall be sent through the Agent.

(d)                                Any communication or document made or delivered to the Borrower must also be copied and delivered to the Servicer addressed to Clonmore, Mullingar, County West Meath, Ireland, facsimile number +353 44 32308, Attention: Robbie Hughes/General Counsel.

27.4                       Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address fax number pursuant to clause 27 or changing its own address or fax number, the Agent shall notify the other Parties.

27.5                       Electronic communication

(a)                                Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                     agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                  notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                               notify each other of any change to their address or any other such information supplied by them.

(b)                                Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

27.6                       English language

(a)                                Any notice given under or in connection with this Agreement must be in English.

(b)                                All other documents provided under or in connection with this Agreement must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

28.                              CALCULATIONS AND CERTIFICATES

28.1                       Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

28.2                       Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

28.3                       Day count convention

Any interest, commission or fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 (or, in relation to any interest, commission or fee denominated in Euro, 360) days.

29.                              PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30.                              REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

31.                              AMENDMENTS AND WAIVERS

31.1                       Required consents

(a)                                Subject to clause 31.2 any term of this Agreement may be amended or waived only with the consent (that consent not to be unreasonably withheld) of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)                                The Agent may effect, on behalf of any Finance Party (other than the Security Trustee), any amendment or waiver permitted by this clause.  The Agent shall promptly give notice of any such amendment or waiver to the Security Trustee.

(c)                                 Notwithstanding any provisions of this Agreement, the parties to this Agreement do not require the consent of any officer, employee or agent of the Agent or the Security Trustee in such individual’s personal capacity to rescind or vary this Agreement at any time.

31.2                        Exceptions

(a)                                An amendment or waiver that has the effect of changing or which relate to:

(i)                                     the definition of “Majority Lenders” in clause 1.1 (Definitions);

(ii)                                  an extension to the date of payment of an amount under the Finance Documents;

(iii)                               a reduction in the Margin or a reduction in the amount of any payment or principal, interest, fees or commission payable;

(iv)                              an increase in or an extension of any Commitment;

(v)                                 any provision which expressly requires the consent of all the Lenders;

(vi)                              clauses 2.3 (Finance Parties’ rights and obligations), 20 (Changes to the Lenders) or 24 (Sharing among the Finance Parties) or this clause 31; or

(vii)                           the release of any Security created pursuant to any Security Document (except as provided in any Security Document),

shall not be made without the prior consent of all the Lenders.

(b)                                An amendment or waiver which relates to the rights or obligations of the Agent or the Security Trustee may not be effected without the consent of the Agent or the Security Trustee.

32.                              COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SECTION 10
GOVERNING LAW AND ENFORCEMENT

33.                              GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with, English law, provided that any terms of this Agreement which are particular to the law of Scotland shall be construed in accordance with Scots law.

34.                              ENFORCEMENT

34.1                       Jurisdiction of English courts

(a)                                The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                                The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                 This clause 34.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

34.2                       Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower and the Guarantor each:

(a)                                irrevocably appoints Capmark UK Limited, Norfolk House, 31 St James’s Square, London SW1Y 4JU as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                agrees that failure by a process agent to notify the Borrower or, as the case may be, the Guarantor of the process will not invalidate the proceedings concerned.

IN WITNESS the hands of parties or their duly authorised agents the day and year first above written.

The Borrower

SIGNED by	, a	) )
duly authorised person for and on behalf of CAPMARK AB NO. 2 LIMITED

Address:	Commerzbank House, 35-50 Guild Street, Dublin 1, Ireland
Facsimile no:	+3531 672 0353
Electronic mail address:
For the attention of:	General Counsel

The Original Lender

SIGNED by	and	)
, duly authorised for		)
and on behalf of IXIS CORPORATE &		)
INVESTMENT BANK, LONDON BRANCH

Address:	25 Dowgate Hill, London EC4R 2GN
Facsimile no:	+33 158 55 1058
Electronic mail address:	dlecloarec@ixis-cib.com
For the attention of:	Middle Office Securitisation

The Guarantor

SIGNED by ,	)
duly authorised for and on behalf of	)
CAPMARK FINANCIAL GROUP INC.	)
)

Address:	200 Witmer Road, Horsham PA 19044 USA
Facsimile no:	+1 215 328 0603
Electronic mail address:	maria.corpora@capmark.com
For the attention of:	Maria Corpora

The Agent

SIGNED by	,	)
and	,duly	)
authorised for and on behalf of IXIS
CORPORATE & INVESTMENT BANK,
LONDON BRANCH

Address:	25 Dowgate Hill, London EC4R 2GN
Facsimile no:	+33 158 55 10 58
Electronic mail address:	dlecloarec@ixis-cib.com
For the attention of:	Middle Office Securitisation

The Security Trustee

SIGNED by ,	)
duly authorised for and on behalf of THE	)
BANK OF NEW YORK	)

Address:	One Canada Square, London E14 5AL
Facsimile no:	+44 20 7964 6061
Electronic mail address:	krussell@bankofny.com
For the attention of:	Corporate Trust-Global Structured Finance

SCHEDULE 1

THE ORIGINAL LENDER

Name and details of Original Lender	Commitment £

IXIS Corporate & Investment Bank London Branch 25 Dowgate Hill London EC4R 2YA	500,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part 1

Initial conditions precedent, which have been satisfied

1.                                      Constitutional documents, etc

(a)                                 A copy of the constitutional documents of the Borrower, the Servicer and the Guarantor.

(b)                                A copy of a resolution of the boards of directors of each of the Borrower, the Servicer and the Guarantor, evidencing the authority of the person(s) who execute the Finance Documents on its behalf.

(c)                                 A specimen of the signature of each person referred to in Paragraph 1(b).

(d)                                A certificate of an authorised signatory of each of the Borrower, the Servicer and the Guarantor certifying that each copy document relating to it specified in this schedule 2, part 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(e)                                 A solvency certificate for each of the Borrower, the Servicer and the Guarantor signed by an officer of each of the Borrower, the Servicer and the Guarantor effective as at the date of first Utilisation of the Facility.

2.                                      Security

Each of the following documents in form and substance satisfactory to it:

(a)                                 a copy of each Security Document, duly executed by the parties to it and all relevant notices and acknowledgments of the Security; and

(b)                                confirmation that the Companies Form No. 395 and Form C1 required in relation to the Finance Documents, duly completed, will be filed at Companies House and the Companies Registration Office in Dublin promptly following execution of the relevant Finance Documents.

3.                                      Legal opinions

(a)                                 A legal opinion from the English legal counsel to the Borrower (Mayer, Brown, Rowe & Maw LLP) substantially in the form approved by the Agent and the Security Trustee prior to signing this Agreement.

(b)                                A legal opinion from the Scottish legal counsel to the Borrower (Maclay, Murray & Spens), substantially in the form approved by the Agent and the Security Trustee prior to signing this Agreement.

(c)                                 A legal opinion from the Irish legal counsel to the Borrower (McCann Fitzgerald) substantially in the form approved by the Agent and the Security Trustee prior to signing this Agreement.

(d)                                A legal opinion from the New York legal counsel to the Guarantor (Mayer, Brown, Rowe & Maw LLP), substantially in the form approved by the Agent and the

Security Trustee prior to signing this Agreement, relating to the enforceability of the Guarantee.

(e)                                 A legal opinion from in-house legal counsel (as to Nevada law) to the Guarantor, substantially in the form approved by the Agent and the Security Trustee prior to signing this Agreement, relating to the power and capacity of the Guarantor to enter into the Guarantee.

(f)                                   A legal opinion from in-house legal counsel (as to New York law) to the Swap Counterparty, substantially in the form approved by the Agent and the Security Trustee prior to signing this Agreement, relating to the power and capacity of the Swap Counterparty to enter into the Master Swap Agreement.

38.                                Other documents and evidence

(a)                                 Certified copies of any standard form which the Borrower has of any type of document listed in schedule 7 (Secured Property Loan Actual Documentation).

(b)                                Evidence of the establishment of the Borrower Account and the CSA Account.

(c)                                 Details of the shareholdings in the Borrower.

(d)                                Evidence that any process agent referred to in clause 34.2 (Service of process) has accepted its appointment.

(e)                                 A copy, certified to be true, of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(f)                                   Evidence that the fees, costs and expenses then due from the Borrower pursuant to clause 15 (Costs, expenses and fees) have been paid or will be paid by the first Utilisation Date.

(g)                                Any Know Your Customer documents reasonably requested by any Finance Party in relation to this Agreement.

(h)                                A structure chart showing the relationship between the members of the Group.

Part 2
Amended and restated conditions precedent, which have been satisfied

        Constitutional documents, etc

(a)                                  A copy of the constitutional documents of the Borrower, the Servicer and the Guarantor.

(b)                                 A copy of a resolution of the boards of directors of each of the Borrower, the Servicer and the Guarantor, evidencing the authority of the person(s) who execute the Finance Documents on its behalf.

(c)                                  A specimen of the signature of each person referred to in Paragraph 1(b).

(d)                                 A certificate of an authorised signatory of each of the Borrower, the Servicer and the Guarantor certifying that each copy document relating to it specified in this schedule 2, part 2 is correct, complete and in full force and effect as at a date no earlier than the Effective Date.

(e)                                  A solvency certificate for each of the Borrower, the Servicer and the Guarantor signed by an officer of each of the Borrower, the Servicer and the Guarantor effective as at the Effective Date.

        Amended Finance Documents and Security

Each of the following documents in form and substance satisfactory to it:

(a)                                  a copy of each Finance Document referred to in this Agreement as being entered into or amended on the date hereof, duly executed by the parties thereto.

(b)                                 a copy of each Security Document, duly executed by the parties to it and any relevant notices and acknowledgments of the Security; and

(c)                                  confirmation that the Companies Forms No. 395 and Form C1 required in relation to the Finance Documents, duly completed, will be filed at Companies House and the Companies Registration Office in Dublin promptly following execution of the relevant Finance Documents.

        Legal opinions

(a)                                  A legal opinion from the English legal counsel to the Borrower (Mayer, Brown, Rowe & Maw LLP) substantially in the form approved by the Agent and the Security Trustee prior to signing this Agreement.

(b)                                 A legal opinion from the Irish legal counsel to the Borrower (McCann Fitzgerald) substantially in the form approved by the Agent and the Security Trustee prior to signing this Agreement.

(c)                                  A legal opinion from the German legal counsel to the Borrower (Sibeth Partnerchaft Rechtsanwälte Steuerberater Wirtschaftsprüfer) substantially in the form approved by the Agent and the Security Trustee prior to signing this Agreement.

(d)                                 A legal opinion from the New York legal counsel to the Interim Funder (Mayer, Brown, Rowe & Maw LLP), substantially in the form approved by the Agent and the Security Trustee prior to signing this Agreement, relating to consolidation issues.

        Other documents and evidence

(a)                                  Evidence of the establishment of the Borrower Euro Account.

(b)                                 Evidence that any process agent referred to in clause 11 (Service of process) has accepted its appointment.

(c)                                  A copy, certified to be true, of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)                                 Any Know Your Customer documents reasonably requested by any Finance Party in relation to this Agreement.

Part 3
Secured Property Loan conditions precedent

1.                                      The Secured Property Loan Actual Documentation in respect of the proposed Secured Property Loan.

2.                                      Evidence that the conditions precedent to the relevant Secured Property Loan as set out in the Secured Property Loan Actual Documentation have been satisfied and (whether or not it is a condition precedent) that the appropriate Valuation, addressed so as to benefit the Finance Parties, has been provided.

3.                                      If applicable, written confirmation, addressed to the Agent, from the Borrower’s lawyers that they will hold the proceeds of the Loan advanced in respect of the relevant Secured Property Loan(s), to the order of the Agent.

4.                                      Evidence that the loan under the Relevant Subordinated Loan Agreement has been granted.

5.                                      The Servicing Confirmation (as defined in the Servicing Agreement) in respect of the proposed Secured Property Loan.